As filed with the Securities and Exchange Commission on April 28, 2006

                                                    Registration No. 333- 130900

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                 (Name of Small Business Issuer in Its Charter)

          Nevada                       3679                   98-0372780
     (State or Other            (Primary Standard          (I.R.S. Employer
     Jurisdiction of        Industrial Classification       Identification
    Incorporation or              Code Number)                  Number)
      Organization)

                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                  Francis Chang
           Secretary and Vice President of Finance and Administration
                           1077 Business Center Circle
                         Newbury Park, California 91320
                                 (805) 480-1994
            (Name, Address and Telephone Number of Agent For Service)

                                 With a copy to:

                               Neil W. Rust, Esq.
                                White & Case LLP
                              633 West Fifth Street
                          Los Angeles, California 90071
                                 (213) 620-7700

     Approximate Date of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________________________________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                PROPOSED          PROPOSED
                              AMOUNT             MAXIMUM           MAXIMUM        AMOUNT OF
TITLE OF SECURITIES           TO BE          OFFERING PRICE       AGGREGATE     REGISTRATION
TO BE REGISTERED            REGISTERED          PER UNIT       OFFERING PRICE        FEE
------------------------  --------------     --------------    --------------   ------------
Common stock, par value
 $.001 per share               1,925,000(1)  $       1.0000    $    1,925,000   $     205.98
Common stock, par value
 $.001 per share               1,500,000(2)  $       1.0000    $    1,500,000   $     160.50
Common stock, par value
 $.001 per share                 130,000(3)  $        .8145    $      105,882   $      11.33
Common stock, par value
 $.001 per share                 350,000(4)  $       2.4000    $      840,000   $      90.00
Common stock, par value
 $.001 per share              21,058,770(5)  $        .4544    $    9,569,105   $   1,023.89
Common stock, par value
 $.001 per share                 485,213(6)  $        .4761    $      231,010   $      24.72
------------------------  --------------     --------------    --------------   ------------
  Total                       25,448,983                       $   14,170,997   $   1,516.42*
========================  ==============     ==============    ==============   ============

(1) 1,925,000 shares of common stock of Electronic Sensor Technology, Inc., par value $.001 per share issued on February 1, 2005 at a price of approximately $1.00 per share (unit price of $1.00, such units including one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.00 per share).

(2) 1,500,000 shares of common stock underlying three-year warrants issued on February 1, 2005 with an exercise price of $1.00 per share.

(3) 130,000 shares of common stock issued on December 5, 2005 in exchange for services, the value of which totaled $105,882.

(4) 350,000 shares of common stock underlying a five-year warrant issued on December 5, 2005 with an exercise price of $2.40 per share.

(5) 21,058,770 shares of common stock underlying 110% of an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures Due December 7, 2009 issued on December 7, 2005 with a conversion price of $.4544 per share, plus interest on the debentures that may be paid in common stock.

(6) 485,213 shares of common stock underlying a five-year warrant issued on December 7, 2005 with an exercise price of $.4761 per share.

*    Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                     [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        25,448,983 SHARES OF COMMON STOCK

     This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission. Under this registration statement, the holders of common stock named in this registration statement may, and the holders of the warrants and the debentures described below may upon exercise of such warrants and upon conversion of such debentures, offer for resale up to a total of 25,448,983 shares of common stock at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling security holders may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

     The 25,448,983 shares of common stock that may be sold by selling security holders pursuant to this registration statement consist of:

     o 1,925,000 shares of common stock of Electronic Sensor Technology, Inc. (formerly Bluestone Ventures Inc.), par value $.001 per share, which were issued in a private offering on February 1, 2005;

     o 1,500,000 shares of common stock underlying three-year warrants to purchase such common stock at an exercise price of $1.00 per share, which were issued in the same private offering on February 1, 2005;

     o 130,000 shares of common stock, which were issued in a private offering on December 5, 2005;

     o 350,000 shares of common stock underlying a five-year warrant to purchase such common stock at an exercise price of $2.40 per share, which was issued in a private offering on December 5, 2005;

     o 21,058,770 shares of common stock, which include 110% of shares underlying 8% unsecured convertible debentures due December 7, 2009, which were issued in a private offering on December 7, 2005 and shares that, at our option, may be used to pay interest on the debentures; and

     o 485,213 shares of common stock underlying a five-year warrant to purchase such common stock at an exercise price of $0.4761 per share, which was issued in a private offering on December 7, 2005.

     We have agreed to register the foregoing shares of common stock in order to facilitate secondary trading by the holders of the aforementioned common stock, debentures and warrants.

     Our common stock is quoted on the OTC bulletin board under the symbol "ESNR.OB".

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated [_________], 2006

     In making your investment decision, you should rely only on the information contained in this prospectus and in each prospectus supplement, if any. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.............................................................1
Risk Factors...................................................................2
Use of Proceeds................................................................8
Determination of Offering Price................................................8
Selling Security Holders.......................................................8

Plan of Distribution..........................................................12
Legal Proceedings.............................................................13
Directors, Executive Officers and Control Persons.............................13
Security Ownership of Certain Beneficial Owners and Management................15
Description of Securities.....................................................17
Interest of Named Experts and Counsel.........................................18
Disclosure of Commission Position on Indemnification for
 Securities Act Liabilities...................................................18

Description of Business.......................................................19

Management's Discussion and Analysis of Financial Condition
 and Results of Operations....................................................26
Description of Property.......................................................31

Certain Relationships and Related Transactions................................32
Market for Common Equity and Related Stockholder Matters......................32
Executive Compensation........................................................35

Financial Statements..........................................................39
Changes in and Disagreements with Accountants on Accounting
 and Financial Disclosure.....................................................40
Where You Can Find More Information...........................................40
Special Note of Caution Regarding Forward-Looking Statements..................41
Legal Matters.................................................................41
Experts.......................................................................41

                                   ----------

                                       (i)

                               PROSPECTUS SUMMARY

     This summary highlights information described more fully elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and our audited and unaudited financial statements and the notes to those financial statements, which are included in this prospectus.

OVERVIEW OF THE COMPANY

     Electronic Sensor Technology is engaged in the development, manufacture, and sale of a patented product called zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in other words, an electronic "nose." The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor. We are involved in ongoing product research and development efforts in the homeland security and laboratory instrumentation markets.

     Electronic Sensor Technology was originally incorporated under the name "Bluestone Ventures Inc.", on July 12, 2000. From inception until February 1, 2005, we were engaged in the business of acquiring, exploring and developing certain mining properties in Canada. On January 26, 2005, a transaction closed whereby:

     (i) Amerasia Acquisition Corp., a wholly-owned subsidiary of Bluestone, merged with and into Amerasia Technology, Inc., holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P. (the predecessor business of Electronic Sensor Technology, Inc.), such that Amerasia Technology became a wholly-owned subsidiary of Bluestone;

     (ii) L&G Acquisition Corp., a wholly owned subsidiary of Bluestone, merged with and into L&G Sensor Technology, L.P., holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., such that L&G Sensor Technology became a wholly-owned subsidiary of Bluestone;

     (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of Electronic Sensor Technology, L.P.; and

     (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     Upon the acquisition of Electronic Sensor Technology, L.P., we abandoned our mining business and adopted Electronic Sensor Technology, L.P.'s business of developing, manufacturing and selling the vapor analysis device. Prior to the closing of the aforementioned mergers, we changed our name to "Electronic Sensor Technology, Inc."

     Electronic Sensor Technology's executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320, telephone:
(805) 480-1994.

THE OFFERING

Issuer..................................   Electronic Sensor Technology, Inc.
Securities Offered......................   25,448,983 shares of common stock,
                                           par value $.001.
Use of Proceeds.........................   We will not receive any proceeds from
                                           the resale by the selling security
                                           holders of the common stock
                                           registered pursuant to this
                                           registration statement.

SUMMARY FINANCIAL DATA

     The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" for the years ended December 31, 2005 and December 31, 2004 and as of December 31, 2005, respectively, are derived from our financial statements, included elsewhere in this prospectus, audited by Sherb & Co., LLP, independent public accountants. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                        RESULTS OF OPERATIONS DATA

                                                Year Ended December 31,
                                            ------------------------------
                                                 2005             2004
                                            -------------    -------------
Revenues                                    $   2,072,350    $   1,268,416
Cost of sales                                   1,302,602        1,039,280
Gross profit                                      769,748          229,136
Operating expenses                              2,902,089          525,585
Net operating loss                             (2,132,341)        (296,449)
Other income and expense                       (2,046,147)        (114,767)
Net loss                                       (4,178,488)        (411,216)
Loss per common share, basic and diluted            (0.08)           (0.01)
Weighted average number of common shares,
 basic and diluted                             53,636,560       53,525,865

                  BALANCE SHEET DATA

                                         December 31,
                                             2005
                                        -------------
Working capital                         $   6,133,134
Total assets                                7,552,255
Total liabilities                          13,455,682
Stockholders' deficit                      (5,903,427)

                                  RISK FACTORS

     You should carefully consider each of the following risk factors, as well as the other information contained elsewhere in this prospectus before deciding to purchase any of our common stock. We face risks other than those listed here, but at present consider such risks immaterial. We may also face additional risks which are unknown to us at this time. Because of the following factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

RISKS RELATED TO OUR COMPANY


WE HAVE A SIGNIFICANT ACCUMULATED DEFICIT AND WE MAY NEVER ACHIEVE
PROFITABILITY.

     We have incurred significant net losses every year since our inception, including net losses in 2005 and 2004. These losses have resulted principally from expenses incurred in our research and development programs and general and administrative expenses. We have also incurred non-cash expenses related to the recognition of derivative liabilities. To date, we have not generated significant recurring revenues. Our limited revenues that derive from sales of the zNose(R) product have not been and may not be sufficient to sustain our operations. We anticipate that we will continue to incur substantial operating losses based on projected sales revenues less manufacturing, general and administrative and other operating costs for the next twelve months. We expect that our revenues will not be sufficient to sustain our operations for the near term, notwithstanding any anticipated revenues we may receive when our vapor detection products obtain increased visibility in our markets, due to the significant costs associated with the development and marketing of our products. No assurances can be given when we will ever be profitable.

     We expect to continue to experience losses until the time, if ever, when we are able to sell products sufficient to generate revenues adequate to support our operations. If we fail to become profitable, we may be forced to cease operations.

OUR LIMITED MANUFACTURING EXPERIENCE AND CAPACITY MAY LIMIT OUR ABILITY TO GROW OUR REVENUES.

     To be successful, we must manufacture our products in compliance with industry standards and on a timely basis, while maintaining product quality and acceptable manufacturing costs. We also currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology. We do not have agreements with our suppliers. Our manufacturing strategy presents the following risks:

     o delays in the quantities needed for product development could delay commercialization of our products in development;

     o if market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new supply arrangements and may result in substantial delays in meeting market demand; and

     o we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

     Any of these factors could delay commercialization of our products under development, entail higher costs and result in our being unable to effectively sell our products.

WE FACE SIGNIFICANT COMPETITION AND OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER FROM COMPETITION.

     While we are unaware of any competitor that has created a vapor analysis device similar to the zNose(R), there are companies that offer products and services that compete with the zNose(R) in our markets. We believe that manufacturers of X-Rays, Ion Mobility Spectrometers, and other electronic noses compete with us in the security-related markets. In the markets for instruments that analyze chemicals, we compete with many manufacturers including Perkin-Elmer (NYSE: PKI) and Agilent Technologies (NYSE: A). Many of our existing and potential competitors have longer operating histories, greater experience, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Because of their greater resources, our competitors are able to undertake more extensive marketing campaigns for their products and services, and make more attractive offers to potential employees, strategic partners, and others. We may not be able to compete successfully against our current or future competitors and our business and financial results could suffer from such competition.

IF OUR PRODUCTS DO NOT ACHIEVE A SIGNIFICANT LEVEL OF MARKET ACCEPTANCE, IT IS HIGHLY UNLIKELY THAT WE EVER WILL BECOME PROFITABLE.

     To our knowledge, electronic nose technology, and our zNose(R) product, has yet to receive widespread market acceptance in the markets we are focused on. The commercial success of our current and future products will depend upon the adoption of our zNose(R) technology by our customers. In order to be successful, our future products must meet the technical and cost requirements for the markets we intend to penetrate. Market acceptance will depend on many factors, including:

     o    our ability to convince potential customers to adopt our products;

     o the willingness and ability of potential customers to adopt our products;

     o    our ability to sell and service sufficient quantities of our products;
          and

     o new, advanced technology offered by other companies which compete with our products.

     Because of these and other factors, our products may not achieve market acceptance. If our products do not achieve a significant level of market acceptance, demand for our future products will not develop as expected and it is highly unlikely that we ever will become profitable.

OTHER COMPANIES COULD CREATE A TECHNOLOGY WHICH COMPETES EFFECTIVELY WITH OUR ZNOSE(R) TECHNOLOGY, AND WE MAY BE UNABLE TO MAINTAIN OUR EXISTING, OR CAPTURE ADDITIONAL, MARKET SHARE IN OUR MARKETS.

     Based upon our review of the industry, we are unaware of any company today that markets a technology which is similar to our zNose(R) technology. Nonetheless, our intended markets generally are dominated by very large corporations (or their subsidiaries), which have greater access to capital, manpower, technical expertise, distribution channels and other elements which would give them a competitive advantage over us were they to begin to compete directly against us. It is possible that these and other competitors may implement new, advanced technologies before we are able to, allowing them to provide more effective products at more competitive prices. Any number of future technological developments could:

     o    adversely impact our competitive position;

     o    require write-downs of obsolete technology;

     o require us to discontinue production of obsolete products before we can recover any or all of our related research, development and commercialization expenses; or

     o require significant capital expenditures beyond those currently contemplated.

     We cannot assure investors that we will be able to achieve the technological advances to remain competitive and profitable, that new products and services will be developed and manufactured on schedule or on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that any marketed product will not become technologically obsolete.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES, AND FAILURE TO RETAIN AND ATTRACT QUALIFIED PERSONNEL COULD SUBSTANTIALLY HARM OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled engineering, sales and marketing and management personnel. If we are unable to hire the necessary personnel, the development of our business will likely be delayed or prevented. Competition for these highly skilled employees is intense. As a result, we cannot assure you that we will be successful in retaining our key personnel or in attracting and retaining the personnel we require for expansion.

WE ARE DEPENDENT UPON A MAJOR CUSTOMER FOR A LARGE PERCENTAGE OF OUR SALES AND ANY CHANGES TO THAT CUSTOMER'S BUSINESS OR OUR RELATIONSHIP WITH THAT CUSTOMER COULD HAVE A SUBSTANTIAL EFFECT ON OUR SALES AND REVENUE.

     Our largest customer is Beijing R&D Technology Co., Ltd., which is our exclusive distributor in China. During the fiscal year ending December 31, 2005, purchases by Beijing R&D Technology accounted for $601,000, or approximately 29% of our total sales. We expect that in the upcoming fiscal year, Beijing R&D Technology will continue to account for a large percentage of our total sales. If Beijing R&D Technology experiences any changes in its business that affect its level of purchases from Electronic Sensor Technology, or if there is any change in the business relationship between Beijing R&D Technology and Electronic Sensor Technology leading to a decrease in its level of purchases from Electronic Sensor Technology, our sales and revenues could substantially decrease.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     The protection of our intellectual property, including our patents and other proprietary rights, is important to our success and our competitive position. Accordingly, we devote substantial resources to the maintenance and protection of intellectual property through various methods such as patents and patent applications, trademarks, copyrights, confidentiality and non-disclosure agreements. We also rely on trade secrets, proprietary methodologies and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees. However, it is possible that these agreements may be breached and that the available remedies for any breach will not be sufficient to compensate us for damages incurred.

     We currently have four patents in the United States and patents in various foreign countries. There can be no assurance that the patents that we hold will protect us from competition from third parties with similar technologies or products, as it is possible that third parties may be able to develop similar technologies or products without necessarily infringing on the patents that we currently hold. Moreover, we cannot assure you that others will not assert rights in, or ownership of, patents and other proprietary rights we may establish or acquire or that we will be able to successfully resolve such conflicts. We do not have reason to believe that our current patents are at great risk of being challenged, however, due to the nature and complexity of our technology, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented or that the rights granted under these patents will provide a competitive advantage to us. Moreover, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and we could experience various obstacles and high costs in protecting our intellectual property rights in foreign countries. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our intellectual property.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE IS SUBJECT TO EXTREME VOLATILITY.

     The trading price of our common stock has been, and is likely to continue to be, highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in our quarterly operating results, announcements of technological innovations, announcements of significant new orders or cancellation of significant orders, or new products by Electronic Sensor Technology or its competitors, changes in financial estimates by securities analysts, conditions or trends in the analytic instrumentation markets, changes in the market valuations of other security-detection oriented companies, announcements by Electronic Sensor Technology or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of common stock or other securities of Electronic Sensor Technology in the open market and other events or factors, many of which are beyond our control.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

     Bid and ask prices for our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "ESNR.OB." There is currently no broadly followed, established trading market for our common stock. An established trading market for our shares may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger in February 2005, we had no reported trading volume in our common stock. Since then, we have had sporadic reported trading in our shares. As a result of this sporadic trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A TECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE.

     The trading prices of technology company stocks in general tend to experience extreme price fluctuations. The valuations of many technology companies without consistent product revenues or earnings, if any, are not based on conventional valuation standards such as price to earnings and price to sales ratios. Any negative change in the public's perception of the prospects of technology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

     o announcements of new technological innovations or new products by us or our competitors;

     o    conditions or trends in the sensor technology industry;

     o    changes in the market valuations of other technology companies;

     o developments in domestic and international governmental policy or regulations that affect the technology utilized in our products;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o developments in patent or other proprietary rights held by us or by others; or

     o    loss or expiration of our intellectual property rights.

WE MAY RAISE ADDITIONAL CAPITAL THROUGH A SECURITIES OFFERING THAT COULD DILUTE THE OWNERSHIP INTERESTS OF OUR SHAREHOLDERS.

     We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our management will also have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

     In addition, under our articles of incorporation, our Board of Directors is authorized to issue, without obtaining shareholder approval, shares of preferred stock having the rights, privileges and designations as determined by the Board of Directors. Therefore, the Board of Directors could issue shares of preferred stock that would have preferential liquidation, distribution, voting, dividend or other rights, which would be superior to the rights of common stockholders.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock. Approximately 27 million shares are presently eligible for trading in the open market. As additional shares become available for resale in the open market, including new shares issued upon conversion of our debentures issued on December 7, 2005, the exercise of our outstanding options, warrants, and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. In addition, some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon satisfying certain conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares (and potentially more) of our common stock. These sales may be repeated once each three months. In addition, an unlimited amount of restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k).

WE ARE NOT REQUIRED TO FILE REPORTS WITH THE SEC ON A CONTINUOUS BASIS BECAUSE OUR STOCK IS NOT CURRENTLY REGISTERED UNDER THE EXCHANGE ACT.


     Our registered common stock is registered under the Securities Act and is not currently registered under the Exchange Act. On March 24, 2006 we filed a registration statement with the SEC on Form 10-SB to register our common stock pursuant to the Exchange Act, which will become effective within 60 days of filing such registration statement, unless the SEC directs otherwise. Once the registration statement is effective, we will be subject to the filing requirements of the Exchange Act, including the requirement to file various reports relating to the ownership of our stock, and compliance with the proxy rules, which require, among other things, that we send out proxy materials and annual reports to our shareholders in connection with our annual meetings. However, until such registration statement is effective, our duty to file reports with the SEC is automatically suspended for any fiscal year, other than the fiscal year within which a registration statement that we filed under the Securities Act became effective, and we have less than 300 record holders of our shares at the beginning of such fiscal year. We presently have substantially below 300 record holders of our shares. Although we have chosen to continue such reporting with the SEC on a voluntary basis in the past and intend to continue to do so in the immediate future, we currently have no legal obligation to file reports with the SEC and will not have any such legal obligation until our registration statement on Form 10-SB is effective, provided we continue to have less than 300 record holders of our shares.

WE ARE SUBJECT TO THE SEC'S PENNY STOCK RULES.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. Our securities are subject to the penny stock rules. As such, holders of our shares of common stock may find it more difficult to sell their securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

     We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board of Directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

     Certain provisions of our articles of incorporation, bylaws and Nevada law could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board of Directors may fill casual vacancies occurring in the Board of Directors and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

     Our officers, directors and principal shareholders together control approximately 43.4% of our outstanding common stock. Land & General Berhad through its wholly owned subsidiary, L&G Resources (1994), Inc., owns approximately 18.4% of our outstanding common stock. As a result, these shareholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Electronic Sensor Technology and might affect the market price of our shares, even when a change may be in the best interests of all shareholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other shareholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

SHAREHOLDERS REPRESENTING A SMALL NUMBER OF OUR SHARES MAY TAKE SHAREHOLDER ACTION THAT WOULD AFFECT ALL SHAREHOLDERS.


     Our bylaws provide that two persons present and being, or representing by proxy, shareholders constitutes a quorum for purposes of shareholders' meetings. In order for action to be approved at a shareholders' meeting, other than the election of directors, a majority of the votes cast in favor of the action must exceed the number of votes cast in opposition to the action. Unless elected in accordance with the foregoing, directors must be elected at the annual meeting of shareholders by a plurality of the votes cast at the election. Consequently, if only two shareholders or shareholders' representatives attend a shareholders' meeting (which may be called by the Board of Directors, or its designee in the case of special shareholders' meetings), actions to be taken by the company could potentially be approved and directors could potentially be elected by only one shareholder. In addition, given our two-person quorum requirement and the concentration of ownership of our shares in our directors and officers, our directors and officers who are also shareholders have a considerable ability to adopt actions at shareholders' meetings without requiring the votes or attendance of other shareholders.

PAST ACTIVITIES OF THE COMPANY AND ITS AFFILIATES MAY LEAD TO FUTURE LIABILITY FOR US.

     Prior to the acquisition of Electronic Sensor Technology, L.P., we engaged in the exploitation of mining claims, a business unrelated to Electronic Sensor Technology's current operations. Although we are unaware of any at this time, liabilities, if any, of the prior business may have a material adverse effect on us. These liabilities potentially may include liabilities relating to Bluestone's operations of its mining business, individuals that Bluestone employed, contracts to which Bluestone was a party, any personal injury claims against Bluestone and any other liabilities that may arise as a result of operating a publicly-traded mining business.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale by the selling security holders of the common stock registered pursuant to this registration statement.

                         DETERMINATION OF OFFERING PRICE

     There is currently no broadly followed, established trading market for our common stock. Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any stock exchange, market or trading facility on which the shares are traded (if we ever become eligible for trading on any stock exchange, market or trading facility and seek a listing or quotation thereon) or in private transactions. These sales may be at fixed prices or negotiated prices, as determined by the selling security holder.

                            SELLING SECURITY HOLDERS


     Each of the selling security holders obtained beneficial ownership of the common stock being registered for resale pursuant to this registration statement in one of the following transactions, as set forth below.

     o On February 1, 2005, in a private offering, Electronic Sensor Technology issued 3,985,000 shares of common stock of Electronic Sensor Technology and three-year warrants to purchase 3,985,000 shares of our common stock at an exercise price of $1.00 per share (units consisting of one share of common stock and one warrant were sold for $1.00 per unit). The following selling security holders obtained beneficial ownership of our common stock through this private offering: Mark S. Barbara, Bixbie Financial Corp., John J. and Alicia
          C. Caufield, Chase Investments, Inc., Crown Capital Partners SA, Richard Forte, Jeffrey R. Haines, Highgate House Funds, Ltd., Nathaniel Kramer, Memphis Group, Inc., Jeremy Shaffer Roenick, Gene Salkind, M.D., Brian Patrick Shanahan and Paul Tompkins.

     o Electronic Sensor Technology issued 130,000 shares of common stock to CEOcast, Inc. on December 5, 2005, in a private offering, in exchange for investor relations services valued at approximately $105,882. CEOcast provides us with investor relations services valued at approximately $17,500 per month. We have entered into three short-term consulting agreements with CEOcast on each of January 17, 2005, July 17, 2005 and October 17, 2005, pursuant to which we agreed to compensate CEOcast with $7,500 per month, paid in cash, and CEOcast is compensated for the remainder of the value of its services with our common stock. The 130,000 shares of common stock issued to CEOcast represented the compensation in our shares due to CEOcast under the three consulting agreements. The number of shares issued to CEOcast was calculated by determining for each of the nine months of the contract between us and CEOcast that number of shares that could be purchased per month at a 15% discount with $10,000.

     o On December 5, 2005, in a private offering, Electronic Sensor Technology issued to HomelandSecurityStocks, a division of Protect-A-Life, Inc., a warrant to purchase 350,000 shares of common stock at an exercise price of $2.40 per share. HomelandSecurityStocks formerly provided us with investor relations services. The warrant was issued pursuant to a Settlement Agreement entered into on October 11, 2005 among HomelandSecurityStocks, Protect-A-Life and Electronic Sensor Technology. The Settlement Agreement settled a dispute between HomelandSecurityStocks and Electronic Sensor Technology resulting from the termination by Electronic Sensor Technology of a consulting agreement dated February 7, 2005, between HomelandSecurityStocks and Electronic Sensor Technology. Pursuant to the consulting agreement, we had engaged HomelandSecurityStocks to provide us with investor relations and public relations services from February 9, 2005 through February 9, 2006 for a fee of $12,000 per month and warrants to purchase 500,000 shares of common stock at an exercise price of $2.40 per share, to vest as follows: (i) warrants to purchase 200,000 shares on February 9, 2005, (ii) warrants to purchase 75,000 shares on May 9, 2005, (iii) warrants to purchase 75,000 shares on August 9, 2005,
          (iv) warrants to purchase 75,000 shares on November 9, 2005 and
          (v) warrants to purchase 75,000 shares on February 8, 2006. Electronic Sensor Technology terminated the consulting agreement in July 2005.

     o In a private offering on December 7, 2005, we issued to Islandia, L.P. and Midsummer Investment Ltd. an aggregate principal amount of $7,000,000 of 8% unsecured convertible debentures due December 7, 2009 that are convertible into 15,404,930 shares of our common stock. The debentures are convertible into common stock at an exercise price of $0.4544 per share. This price was calculated based upon 105% of the volume weighted average price over the 20 trading days preceding the date of issuance of the debentures. Under certain circumstances, we have the right, at our option to pay interest on the debentures with shares of common stock. In connection with the private offering, we agreed to register 130% of the common stock into which the debentures are convertible plus 130% of the common stock that we may use to pay interest on the debentures. On this registration statement, we are registering 110% of such shares, or 21,058,770 shares, to facilitate secondary trading by the holders of the debentures.

     o In a private offering on December 7, 2005, we issued to Montgomery & Co., LLC a five-year warrant to purchase 485,213 shares of common stock at an exercise price of $0.4761 per share. This price was calculated based upon 110% of the volume weighted average price over the 20 trading days preceding the date of issuance of the warrant. Montgomery provided us with financial advisory services in connection with the issuance of the 8% unsecured convertible debentures issued on December 7, 2005 and various other securities, for which it received $490,000 in addition to the warrant.

     The table below sets forth the following information, as of the date that we received such information from the selling security holder (this information was received by Electronic Sensor Technology between December 6, 2005 and the date of this prospectus):

     o the name of each beneficial owner of the common stock registered pursuant to this registration statement;

     o the number of shares of common stock that each selling security holder beneficially owns as of such date;

     o the number of shares of common stock that may, assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, be offered for sale by each selling security holder from time to time pursuant to this prospectus;

     o the number of shares of common stock to be beneficially owned by each selling security holder assuming the exercise in full of all of the warrants described above and the conversion in full of all of the debentures described above, and the sale of all of the shares of common stock offered hereby; and

     o by footnote, any position or office held or other material relationship with Electronic Sensor Technology or any of its predecessors or affiliates within the past three years, other than that of being a shareholder, and details regarding the transaction in which each selling security holder acquired beneficial ownership of its common stock.

     Of the selling security holders, we understand that Montgomery & Co. LLC is registered as a broker-dealer with the NASD, California, Connecticut, Florida, Massachusetts, Nevada, New York and Washington. Otherwise, to our knowledge, none of the selling security holders is a broker-dealer or an affiliate of a broker-dealer.

                                                              NUMBER OF
                                                              SHARES OF
                                          SHARES OF          COMMON STOCK       SHARES OF COMMON STOCK
                                        COMMON STOCK      TO BE OFFERED FOR    BENEFICIALLY OWNED AFTER
                                        BENEFICIALLY         THE SELLING      COMPLETION OF THE OFFERING
                                       OWNED PRIOR TO     SECURITY HOLDER'S   ---------------------------
NAME OF SELLING SECURITY HOLDER          THE OFFERING          ACCOUNT          NUMBER       PERCENTAGE
-----------------------------------   -----------------   -----------------   ----------   --------------
Mark S. Barbara (1)                              50,000              50,000            0         *
Bixbie Financial Corp. (2)                      250,000             250,000            0         *
John J. and Alicia C. Caufield (3)              130,000             100,000       30,000         *
CEOcast, Inc. (4)                               130,000             130,000            0         *
Chase Investments, Inc. (5)                      50,000              50,000            0         *
Crown Capital Partners SA (6)                 1,000,000           1,000,000            0         *
Richard Forte (7)                                50,000              50,000            0         *
Jeffrey R. Haines                                50,000              50,000            0         *
Highgate House Funds, Ltd. (8)                1,000,000           1,000,000            0         *
HomelandSecurityStocks.com, a
 division of Protect-A-Life, Inc.(9)            350,000             350,000            0         *
Islandia, L.P. (10)                           7,520,990           7,520,990            0         *
Nathaniel Kramer (11)                            50,000              50,000            0         *
Memphis Group Inc. (12)                         500,000             500,000            0         *
Midsummer Investment Ltd. (13)               13,537,780          13,537,780            0         *
Montgomery & Co., LLC (14)                      485,213             485,213            0         *
Jeremy Shaffer Roenick (15)                      50,000              50,000            0         *
Gene Salkind, M.D. (16)                         200,000             200,000            0         *
Brian Patrick Shanahan                          212,500              50,000      162,500         *
Paul Tompkins                                    25,000              25,000            0         *

* Less than 1%.

(1) Mr. Barbara's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

(2) Alan Meiteen is a beneficial owner of Bixbie Financial Corp.'s shares by virtue of his position as sole control person of Bixbie Financial Corp.

(3) The Caufields' shares include 50,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

(4) Rachel Glicksman and Kenneth D. Sgro are beneficial owners of CEOcast's shares by virtue of their positions as principal shareholders of CEOcast, Inc.

(5) Richard Chase is a beneficial owner of Chase Investment, Inc.'s shares by virtue of his position as sole control person of Chase Investments, Inc.

(6) Crown Capital Partners SA's shares include 500,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006. John Graham Douglas is a beneficial owner of Crown Capital Partners' shares by virtue of his position as sole control person of Crown Capital Partners SA.

(7) Mr. Forte's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

(8) Highgate House Funds, Ltd.'s shares include 500,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006. Mark Angelo is a beneficial owner of Highgate House Funds' shares by virtue of his position as Portfolio Manager of Highgate House Funds, Ltd.

(9) HomelandSecurityStocks.com's shares include 350,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006. Leon Hamerling and J. Robert Paul are both beneficial owners of HomelandSecurityStocks' shares by virtue of their collective ownership of 100% of the outstanding shares of Protect-A-Life.

(10) Islandia, L.P.'s shares include 110% of 5,501,761 shares of common stock underlying a debenture convertible within 60 days of January 31, 2006, plus 110% of 1,335,502 shares of common stock that may be used to pay interest on the debenture. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(11) Mr. Kramer's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

(12) Memphis Group, Inc.'s shares include 250,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006. Jeffrey Shear is a beneficial owner of Memphis Group's shares by virtue of his position as sole control person of Memphis Group, Inc.

(13) Midsummer Investment Ltd.'s shares include 110% of 9,903,169 shares of common stock underlying a debenture convertible within 60 days of January 31, 2006, plus 110% of 2,403,903 shares of common stock that may be used to pay interest on the debenture. Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

(14) Montgomery & Co., LLC's shares include 485,213 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006. Montgomery & Associates is a beneficial owner of Montgomery & Co., LLC's shares by virtue of its position as a controlling entity of Montgomery & Co., LLC. George Montgomery, Michael Montgomery and Brian Bean are beneficial owners of Montgomery & Co.'s shares by virtue of their positions as control persons of Montgomery & Co. Jamie Montgomery is a beneficial owner of Montgomery & Co.'s shares by virtue of his positions as both a control person of Montgomery & Co. and sole control person of Montgomery & Associates.

(15) Mr. Roenick's shares include 25,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

(16) Dr. Salkind's shares include 100,000 shares of common stock underlying a warrant exercisable within 60 days of January 31, 2006.

                              PLAN OF DISTRIBUTION

     Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on through the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     Electronic Sensor Technology is required to pay certain fees and expenses incurred by Electronic Sensor Technology incident to the registration of the shares. Electronic Sensor Technology has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

     We will not receive any part of the proceeds from the resale by the selling security holders of any common stock under this prospectus. We will bear all expenses other than selling discounts and commissions and fees and expenses of the selling security holders in connection with the registration of the shares being reoffered by the selling security holders.

                                LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding, other than routine litigation that is incidental to our business, and are not aware of any proceeding contemplated by a governmental authority against us.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

TEONG C. LIM

     Teong C. Lim, age 66, currently serves as interim President and Chief Executive Officer and a director of Electronic Sensor Technology. Dr. Lim has served as a director of Electronic Sensor Technology since January 31, 2005 and served as Vice President of Corporate Development from February 1, 2005 through January 25, 2006. Dr. Lim was the director of corporate development of Electronic Sensor Technology, L.P. from March 1995 through August 2000 and was the Manager of Corporate Development of Electronic Sensor Technology, L.P. from August 2000 through February 2005. Dr. Lim has been the President of Amerasia Technology, Inc., a subsidiary of Electronic Sensor Technology, since 1984. Since 1997, Dr. Lim has been a director of Crystal Clear Technology, Sdn. Bhd., a privately-owned Malaysian company that manufactures and markets a high-contrast liquid crystal display (LCD) product line. Dr. Lim received a Ph.D. in Electrical Engineering from McGill

University in 1968 and an M.B.A. from Pepperdine University in 1982. Dr. Lim does not serve as a director of any other publicly reporting company.

FRANCIS H. CHANG

     Francis H. Chang, age 71, currently serves as Secretary and Vice President of Finance and Administration and a director of Electronic Sensor Technology. Mr. Chang has served as a director of Electronic Sensor Technology since January 31, 2005 and has served as Secretary and Vice President of Finance and Administration since February 1, 2005. Mr. Chang was the Vice President of Finance and Operations of Electronic Sensor Technology, L.P. from March 1995 through February 2005. Mr. Chang received a B.A. in Economics from National Taiwan University in Taiwan in 1956 and an M.B.A. from Pepperdine University in 1978. Mr. Chang does not serve as a director of any other publicly reporting company.

JAMES H. FREY

     James H. Frey, age 68, currently serves as Chairman of the Board of Directors of Electronic Sensor Technology. Mr. Frey has served as Chairman since February 21, 2005. From June 1999 to March 2003, Mr. Frey served as Chief Executive Officer of TASC Inc., a subsidiary of Litton/Northrup Grumman. He also served as the Vice President of Information Technology at Litton from March 2001 to March 2002. Mr. Frey is currently a director of SSG Precision Optronics, a privately-held optical component manufacturing company. Mr. Frey received a B.S. in Electrical Engineering from Duke University in 1960. Mr. Frey does not serve as a director of any other publicly reporting company.

MIKE KRISHNAN


     Mike Krishnan, age 66, currently serves as a director of Electronic Sensor Technology. Mr. Krishnan has served as a director of Electronic Sensor Technology since February 21, 2005. Mr. Krishnan serves on our audit committee and compensation committee. Mr. Krishnan has been President of L&G Resources
(1994) Inc. since August 2003. He has served as Managing Director of Land & General Berhad since September 2001. Land & General Berhad is an investment holding company with subsidiaries engaging in property development, property management and education services in Malaysia and Australia. Mr. Krishnan also served as the executive director of Antah Holdings Berhad from April 1990 to October 2000. Mr. Krishnan received an A.M.P from Harvard Business School in 1987. Mr. Krishnan does not serve as a director of any other publicly reporting company in the United States. Mr. Krishnan is a director of Land & General Berhad, which is listed on the Kuala Lumpur Stock Exchange.

EDWARD J. STAPLES

     Edward J. Staples, age 62, currently serves as Chief Scientific Officer and a director of Electronic Sensor Technology. Dr. Staples has served as a director of Electronic Sensor Technology since January 31, 2005 and has served as Chief Scientific Officer of Electronic Sensor Technology since May 26, 2005. From February 1, 2005 through May 26, 2005, Dr. Staples served as President and Chief Executive Officer of Electronic Sensor Technology. Dr. Staples was a co-founder of Electronic Sensor Technology, L.P. and was its managing director from February 1995 through February 2005. Dr. Staples received a B.S. in Electrical Engineering from Loyola University in 1966, an M.S. in Electrical Engineering in 1969 and a Ph.D. in Solid State Electronics in 1971 from Southern Methodist University. Dr. Staples does not serve as a director of any other publicly reporting company.

JAMES WILBURN

     James Wilburn, age 73, currently serves as a director of Electronic Sensor Technology. Dr. Wilburn has served as a director of Electronic Sensor Technology since September 8, 2005. Dr. Wilburn serves on our audit committee and compensation committee. Dr. Wilburn has served as dean of Pepperdine University's School of Public Policy since September 1996. Dr. Wilburn has also served Pepperdine as Vice President of University Affairs, and as provost and Chief Operating Officer. He is also a member of the European Parliament Industrial Council. Dr. Wilburn has served as a director of several companies in the United States and Europe, including Signet Scientific, George Fisher (Switzerland), The Olsen Company, Flowline, Brentwood Square Savings Bank and First Fidelity Thrift and Loan. Dr. Wilburn received his Ph.D. in economic history from the University of California at Los Angeles, a masters degree from Midwestern State University and an MBA from Pepperdine's Presidential/Key

Executive program. He received his bachelors degree from Abilene Christian University. Dr. Wilburn currently serves as a director of Virco Manufacturing, which is a publicly reporting company.

GARY WATSON

     Gary Watson, age 56, currently serves as Vice President of Engineering of Electronic Sensor Technology. Mr. Watson has served as Vice President of Engineering since September 8, 2005. Mr. Watson is the co-inventor of the zNose(R). Mr. Watson has over twenty years experience in gas chromatography. Mr. Watson joined Amerasia Technology in 1988 and directed Amerasia Technology's research in adapting gas chromatographic techniques with surface acoustic wave
(SAW) detectors. He received his B.S. degree from the University of Southern California in 1972.

FAMILY RELATIONSHIPS AND INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Each of our directors holds office until the next annual meeting of our shareholders, or until his prior death, resignation or removal. There are no family relationships among our directors or executive officers. Within the past five years, there has not been any bankruptcy petition filed by or against any business of which any of our officers, directors or control persons were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of our officers, directors or control persons has been convicted in a criminal proceeding in the past five years or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses). None of our officers, directors or control persons is subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. None of our officers, directors or control persons has been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, where the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE FINANCIAL EXPERT

     While we believe that certain members of our Board of Directors have some of the attributes of an audit committee financial expert, no single individual possesses all of the attributes; therefore, no one on our Board of Directors can be deemed to be an audit committee financial expert. In forming our Board of Directors, we sought out individuals who would be able to guide our operations based on their business experience, both past and present, or their education. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within our executive management, which is comprised of four persons. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our Board of Directors, however, we are not, at this time, able to compensate such a person therefore, we may find it difficult to attract such a candidate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of March 1, 2006, concerning our issued and outstanding stock beneficially owned (i) by each director and each named executive officer of Electronic Sensor Technology, (ii) by all directors and executive officers of Electronic Sensor Technology as a group and
(iii) by each stockholder known by Electronic Sensor Technology to be the beneficial owner of more than 5% of the outstanding common stock.

                                                                     AMOUNT AND NATURE OF
                                    NAME AND ADDRESS (1)             BENEFICIAL OWNERSHIP     PERCENTAGE
TITLE OF CLASS                       OF BENEFICIAL OWNER               (SHARES OF STOCK)      OF CLASS(2)
-----------------------   ----------------------------------------   --------------------     -----------
Common stock              Francis Chang*+++                                     3,933,160(3)         7.26%
Common stock              Teong Lim*+++                                         5,247,908(4)         9.69%
Common stock              James Frey*                                                   0            0.00%
Common stock              Mike Krishnan*                                        9,948,801(5)        18.36%

                                                                     AMOUNT AND NATURE OF
                                    NAME AND ADDRESS (1)             BENEFICIAL OWNERSHIP     PERCENTAGE
    TITLE OF CLASS                   OF BENEFICIAL OWNER               (SHARES OF STOCK)      OF CLASS(2)
-----------------------   ----------------------------------------   --------------------     -----------
Common stock              Edward Staples*+++                                    4,212,544(6)         7.78%
Common stock              James Wilburn*                                                0            0.00%
Common stock              Gary Watson+                                            175,000(7)         0.32%
Common stock              Land & General Berhad++
                          c/o Electronic Sensor Technology, Inc.
                          1077 Business Center Circle
                          Newbury Park, California 91320                        9,948,801(8)        18.36%

Common stock              L&G Resources (1994), Inc.++
                          c/o Electronic Sensor Technology, Inc.
                          1077 Business Center Circle

                          Newbury Park, California 91320                        9,948,801(9)        18.36%
Common stock              3 Springs, LLC++
                          c/o Electronic Sensor Technology, Inc.
                          1077 Business Center Circle
                          Newbury Park, California 91320                        3,595,913            6.64%
Common stock              TC Lim, LLC++
                          c/o Electronic Sensor Technology, Inc.
                          1077 Business Center Circle
                          Newbury Park, California 91320                        4,729,112            8.73%

Common stock              Midsummer Investment Ltd.++
                          485 Madison Avenue, 23rd Floor
                          New York, New York 10022                             17,701,228(10)       32.67%
Common stock              Islandia L.P.++
                          485 Madison Avenue, 23rd Floor
                          New York, New York 10022                             11,278,101(11)       20.82%
Common stock              All directors and named executive
                          officers as a group                                  23,517,413(12)       43.41%


* Director

+ Named executive officer

++ 5% or more beneficial owner

(1) The address of each director and named executive officer is c/o Electronic Sensor Technology, Inc., 1077 Business Center Circle, Newbury Park, California 91320.

(2) These percentages are calculated based upon the total amount of outstanding shares of common stock held by any person or group plus any securities that such person or group has the right to acquire within 60 days of March 1, 2006 pursuant to options warrants, conversion privileges or other rights, divided by 54,173,745, which represents the total number of shares of common stock issued and outstanding as of March 1, 2006.

(3) Includes 80,000 shares of common stock underlying options exercisable within 60 days of March 1, 2006 and 257,247 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006 and 3,595,913 shares of common stock held by 3 Springs, LLC and beneficially owned by Mr. Chang by virtue of his position as sole member of 3 Springs.

(4) Includes 80,000 shares of common stock underlying options exercisable within 60 days of March 1, 2006 and 438,796 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006 and 4,729,112 shares of common stock held by TC Lim, LLC and beneficially owned by Dr. Lim by virtue of his position as sole member of TC Lim.


(5) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006 held by L&G Resources (1994), Inc., of which Mr. Krishnan is a beneficial owner by virtue of being President of L&G Resources (1994), Inc. and Managing Director of Land & General Berhad, the parent company of L&G Resources (1994), Inc.

(6) Includes 100,000 shares of common stock underlying options exercisable within 60 days of March 1, 2006 and 343,708 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006.

(7) Includes 175,000 shares of common stock underlying options exercisable within 60 days of March 1, 2006.


(8) Includes 9,632,534 shares of common stock and 316,267 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006 held by its wholly-owned subsidiary, L&G Resources (1994), Inc., of which Land & General Berhad is a beneficial owner.

(9) Includes 316,267 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006.

(10) Includes 9,903,169 shares of common stock underlying a debenture convertible within 60 days of March 1, 2006 and 7,798,059 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006. Midsummer Capital, LLC, a New York limited liability company, serves as investment advisor to Midsummer Investment Ltd., a Bermuda company. By reason of such relationships, Midsummer Capital may be deemed to share dispositive power over the shares of common stock beneficially owned by Midsummer Investment. Midsummer Capital disclaims beneficial ownership of such shares of common stock. Michel A. Amsalem and Scott D. Kaufman are members of Midsummer Capital. By reason of such relationships, Mr. Amsalem and Mr. Kaufman may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Midsummer Investment. Mr. Amsalem and Mr. Kaufman disclaim beneficial ownership of such shares of common stock.

(11) Includes 5,501,761 shares of common stock underlying a debenture convertible within 60 days of March 1, 2006 and 5,776,340 shares of common stock underlying a warrant exercisable within 60 days of March 1, 2006. The general partner of Islandia is John Lang, Inc., a New York Sub-S corporation formed to manage investments. John Lang, Inc. has sole dispositive power and sole voting power over all matters not related to director elections. The individuals that exercise shared dispositive and voting power for John Lang, Inc. are Richard Berner, President of John Lang, Inc. and Edgar Berner and Thomas Berner, both Vice-Presidents of John Lang, Inc. By virtue of these relationships John Lang, Inc., Richard Berner, Edgar Berner and Thomas Berner may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by Islandia; however, John Lang, Inc. Richard Berner, Edgar Berner and Thomas Berner disclaim beneficial ownership of the shares of common stock beneficially owned by Islandia.

(12) Includes 435,000 shares of common stock underlying options exercisable within 60 days of March 1, 2006 and 1,356,018 shares of common stock underlying warrants exercisable within 60 days of March 1, 2006, as well as 9,632,534 shares of common stock held by L&G Resources (1994), Inc., 3,595,913 shares of common stock held by 3 Springs, LLC and 4,729,112 shares of common stock held by TC Lim, LLC.

                            DESCRIPTION OF SECURITIES

     As of March 1, 2006, Electronic Sensor Technology has 54,173,745 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Electronic Sensor Technology is authorized to issue 200,000,000 shares of common stock in the aggregate and 50,000,000 shares of preferred stock in the aggregate. Each of our shareholders is entitled to one vote for each share of common stock on all matters submitted to a shareholder vote. Holders of the common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. A quorum is required for any annual or special meeting of our shareholders in order to transact any business at the meeting, other than the election of the chairman or the adjournment of the meeting. Two persons present and being, or representing by proxy, shareholders constitutes a quorum. A vote by the holders of a majority of our outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

     Dividends on our common stock may be declared and paid at such times as the Board of Directors may determine. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. However, we have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

     Certain provisions of our articles of incorporation, bylaws and Nevada law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock; and

     o the Board may fill casual vacancies occurring in the Board and may appoint one or more additional directors between annual meetings of shareholders to hold office until the next annual meeting of shareholders.

     These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert preparing or certifying all or part of this registration statement or a report or valuation for use in connection with the registration statement or counsel named in this prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities was hired on a contingent basis, will receive a direct or indirect interest in Electronic Sensor Technology, or was a promoter, underwriter, voting trustee, director, officer, or employee of Electronic Sensor Technology.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Under our bylaws, directors are generally indemnified for all costs, charges and expenses incurred in connections with a proceeding to which a director is made a party by reasons of his being or having been a director and officers, employees and agents may be, at the discretion of the Board of Directors, indemnified for all costs, charges and expenses incurred that result from acting as an officer of the corporation. Nevada Revised Statute 78.7502 provides that Electronic Sensor Technology may indemnify directors, officers, employees and agents of Electronic Sensor Technology for expenses reasonably incurred in connection with and to the extent that such director, officer, employee or agent of Electronic Sensor Technology has been successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter wherein such person "acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful," subject to certain limitations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Electronic Sensor Technology pursuant to the foregoing provisions, or otherwise, Electronic Sensor Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

     We are engaged in the development, manufacture, and sale of a patented product we call zNose(R), a device designed to detect and analyze chemical odors and vapors, or, in another words, an electronic "nose". We believe the zNose(R) is superior to other electronic "noses" because of its speed, specificity and sensitivity. The zNose(R) identifies the chemical makeup of any fragrance, vapor or odor. The zNose(R) does this by creating a visual image of the fragrance, vapor or odor that it detects, so that the user of the zNose(R) may easily identify the fragrance, vapor or odor.

     We believe that our products will have broad applications in the homeland security, environmental monitoring and detection and laboratory instrument markets. We are involved in ongoing product research and development efforts in that regard. We have also concentrated our efforts on further product development, testing and proving, and assembling our sales and support organization.

     Our executive offices are located at 1077 Business Center Circle, Newbury Park, California 91320 and our telephone number is (805) 480-1994.

HISTORY AND BACKGROUND

     We were incorporated under the laws of the state of Nevada as Bluestone Ventures Inc. on July 12, 2000. From the date of our incorporation until February 1, 2005, we were in the business of acquiring and exploring potential mineral properties in Ontario, Canada. We changed our name to Electronic Sensor Technology, Inc. on January 26, 2005 in connection with the acquisition of two corporations that had together owned Electronic Sensor Technology, L.P. Since the acquisition of Electronic Sensor Technology, L.P., our business has been the development, manufacture and sale of instruments that detect and analyze vapors and odors. We have abandoned our mining exploration business.

ELECTRONIC SENSOR TECHNOLOGY, L.P. ACQUISITION

     On February 1, 2005, pursuant to the terms of an Agreement and Plan of Merger by and among Electronic Sensor Technology, Amerasia Technology, holder of approximately 55% of the partnership interests of Electronic Sensor Technology, L.P., L&G Sensor Technology, holder of approximately 45% of the partnership interests of Electronic Sensor Technology, L.P., Amerasia Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, and L&G Acquisition, a wholly-owned subsidiary of Electronic Sensor Technology, Electronic Sensor Technology acquired 100% of the outstanding equity partnership interest of Electronic Sensor Technology, L.P. Under the Agreement and Plan of Merger:

     (i) Amerasia Technology merged with and into Amerasia Acquisition such that it became a wholly-owned subsidiary of Electronic Sensor Technology;

     (ii) L&G Sensor Technology merged with and into L&G Acquisition such that L&G Sensor Technology became a wholly-owned subsidiary of Electronic Sensor Technology;

     (iii) as a result of the mergers of (i) and (ii), Electronic Sensor Technology indirectly acquired the partnership interests of Electronic Sensor Technology, L.P.; and

     (iv) Electronic Sensor Technology issued 20,000,000 shares of its common stock to the shareholders of Amerasia Technology and L&G Sensor Technology.

     In November 2004, Electronic Sensor Technology, L.P. sold $200,000 in limited partnership interests to certain bridge investors. Concurrent with the mergers, these limited partnership interests were directly exchanged into 200,000 shares of common stock of Electronic Sensor Technology and warrants to purchase 200,000 shares of common stock of Electronic Sensor Technology at $1.00 per share to certain investors.

     In connection with the mergers, Electronic Sensor Technology entered into Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, Electronic Sensor Technology issued and sold in a private placement 3,985,000 shares of its common stock and warrants to purchase 3,985,000 shares of common stock at $1.00 per share to certain investors for gross proceeds of $3,985,000. Electronic Sensor Technology received the gross proceeds of the sale of these shares on February 1, 2005. Electronic Sensor Technology received net proceeds of approximately $3,821,000 less fees, including counsel fees for the investors and Electronic Sensor Technology, L.P. of approximately $164,000.


     Immediately following the mergers and the private placement, on February 1, 2005 there were 53,968,471 shares of Electronic Sensor Technology common stock outstanding, of which (i) shareholders of Bluestone prior to the mergers and the private placement held 26,988,279 shares (approximately 50.0% of our common stock), (ii) the shareholders of Amerasia Technology and L&G Sensor Technology prior to the mergers and the private placement held 22,783,471 shares (approximately 42.2% of our common stock) and (iii) investors in the private placement occurring on February 1, 2005 as a group held 4,185,000 shares (approximately 7.8% of our common stock). The total outstanding interests of Electronic Sensor Technology, L.P. were exchanged for 20,000,000 shares of Electronic Sensor Technology, Inc. In addition, 2,783,279 shares of Electronic Sensor Technology, Inc. were distributed to pre-merger shareholders of Amerasia Technology and L&G Sensor Technology in exchange for the cancellation of debt owed to such shareholders, at a conversion rate of $1.00 per share. The conversion rate of $1.00 per share was established immediately preceding the merger through the private placement of 3,985,000 shares of common stock at $1.00 per share and the conversion of a $200,000 equity advance to Electronic Sensor Technology, L.P. for 200,000 shares of Electronic Sensor Technology stock. The transaction price of $1.00 per share was established by arms length negotiation between the former management of Bluestone Ventures and Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) in December 2004. As a condition to the merger transactions, Bluestone Ventures agreed to raise not less than $3,000,000 of new equity capital in a private placement offering. In determining to proceed with the merger transactions, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) weighed the expected cash balance of Bluestone Ventures after giving effect to the private placement offering discussed above and the mergers against the overall equity ownership of Electronic Sensor Technology, Inc. post-merger that would be held by the former owners of Electronic Sensor Technology, L.P. (i.e., the former owners of Electronic Sensor Technology, L.P. were willing to give up 57.8% of Electronic Sensor Technology, L.P. for not less than $3,000,000 in cash). While management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) was not privy to the valuation methodology used by management of Bluestone Ventures in establishing a transaction price of $1.00 per share, management of Electronic Sensor Technology, L.P. (now management of Electronic Sensor Technology, Inc.) assumes that management of Bluestone Ventures and its advisors used one or more traditional valuation methodologies.

     In conjunction with the mergers, all of the officers and directors of Bluestone resigned and Dr. Edward Staples was appointed President of Bluestone. Dr. Staples, along with Mr. Francis Chang and Dr. Teong Lim were named directors of Bluestone and the prior operations of Bluestone were terminated.

     Following the mergers we assumed as our principal operations, the operations of Electronic Sensor Technology, L.P. and we appointed additional officers. In May 2005, we expanded our Board of Directors from 5 to 7 directors and appointed additional directors to fill the new directorships.

OVERVIEW OF PAST OPERATIONS OF ELECTRONIC SENSOR TECHNOLOGY, L.P.

     Following the mergers, our operations are a continuation of operations originally conducted by Electronic Sensor Technology, L.P. Electronic Sensor Technology, L.P. was formed in 1995 to develop and manufacture, the zNose(R), an advanced technology in chemical vapor detection and analysis. The zNose(R) has been developed with over $10 million in funding, primarily from equity funding from existing equity holders. In 1999, Electronic Sensor Technology, L.P. completed beta testing of its products and commenced commercial sales to the analytical instrumentation/quality control market as well as the homeland security market.

     In order to finance its operations, Electronic Sensor Technology, L.P. obtained a 4% loan of $1.975 million from East West Bank in September 2003.
This loan was guaranteed by three officers of Electronic Sensor Technology, L.P. In connection with the mergers, we assumed the then outstanding balance of $1.8 million on the East West Bank loan from Electronic Sensor Technology, L.P., and the guarantees were released. In addition, we agreed to pledge a $900,000 certificate of deposit as collateral for repayment under the loan.

INDUSTRY OVERVIEW

     Although there are a vast number of applications for the zNose(R) product, we believe that the most significant demands for our product will be in three general market categories - homeland security, analytical instrumentation/quality control and environmental monitoring and detection.

     Homeland Security. According to published sources, the overall homeland security market was projected to be $98-114 billion in 2004. We believe that detection and analysis of chemical compounds will aid greatly in various homeland security efforts including:

     o Building Security. There is a need for a continuous and real-time chemical detection systems to monitor the air in buildings and in confined spaces. Detecting hazardous gases and poisonous chemical agents such as sarin, VX explosives, and contrabands for security and environmental safety purposes are the main concerns. We believe that the addressable commercial building security market segment may be as high as $1.2 billion based on the top 4% of the high-end commercial buildings that would seek protection from a chemical detection system.

     o Marine Smart Containers. Over seven million sea cargo containers arrive in the U.S. every year and only 4% of them are being inspected by the U.S. Customs Department. Cargo container security is a top priority with the U.S. government. We seek to incorporate the zNose(R) product into the smart container program.

     o Airports. Our zNose(R) products may be used to complement existing X-Ray and bomb detection technologies.

     o Drug Interdiction. The zNose(R)has been used to detect contrabands, including illicit controlled substances along U.S. borders.

     Analytical Instrumentation/Quality Control. The zNose(R) has been serving the chemical vapor analysis needs in various manufacturing industries. We estimate that the market for products such as zNose(R) may reach as much as $50 million during the next few years. The zNose(R) has been used for a host of applications relating to analysis and quality control such as:

     o    screening incoming raw materials;

     o    checking ingredients in processed food and pharmaceutical products;

     o    inspecting packaging materials and finished goods; and

     o    detecting hazardous gas leaks in chemical plants.

     Environmental Monitoring and Detection. The zNose(R) has been serving rapid on-location needs in detection and monitoring of toxic chemicals in the water for environmental protection purposes. In a recent toxic chemical spill caused by a chemical plant explosion in northeastern China which contaminated major water sources, the zNose(R) was deployed by local authorities to detect and monitor toxic flows in a river and to determine the safety of the water on a near real-time basis.

CONVENTIONAL ELECTRONIC NOSE TECHNOLOGY

     Conventional electronic noses are unable to meet the needs of the market because of their fundamental construction. They are not able to identify fragrances, vapors and odors with an acceptable degree of specificity and preciseness. In addition, conventional electronic noses require sophisticated computer software in order for its chemical analyses to be recognized. This type of electronic nose is therefore not acceptable for use in scientific measurement.

THE ZNOSE(R) SOLUTION

     Speed, precision and versatility are the key characteristics of the zNose(R) product. The zNose(R) has been developed to replace the conventional electronic nose. The zNose(R) operates as quickly as a conventional electronic nose while delivering the precision and accuracy of a much more expensive instrument. The zNose(R) has advanced chemical analysis technology by performing vapor analysis within 10 seconds. Early models of the zNose(R) have been tested by the U.S. Environmental Protection Agency under Environmental Technology Verification program and by the Office of National Drug Control Policy for drug interdiction. Tests have also been performed at the Midwest Research Institute's Surety Laboratory in Kansas City and at the U.S. Army Dugway Proving Ground in Utah with respect to the effectiveness of the zNose(R) in detecting chemical agents such as sarin gases. We believe that the zNose(R) is currently the only electronic nose approved for purchase through the General Services Administration pre-approved procurement program.

     Our VaporPrint(TM) imaging ability is another major advantage of the zNose(R) product. VaporPrint(TM) allows the user of the zNose(R) to see a visual image of the makeup of a particular fragrance, vapor or odor within 10 seconds. In addition, VaporPrint(TM) can produce high-resolution visual images of odor intensity. VaporPrint(TM) images are displayed on a laptop computer screen and are recorded on the hard drive of the laptop computer.

OUR PRODUCTS

ZNOSE(R)


     The zNose(R) is essentially a vapor detector that uses a sensor based on Surface Acoustic Wave technology. Basically, the zNose(R) "inhales" a particular fragrance, vapor or odor. The fragrance, vapor or odor is carried up through a column and the chemicals making up the fragrance, vapor or odor condense on the crystal surface of the sensor in the zNose(R). This condensation on the sensor causes a change in what is called the "fundamental acoustic frequency" of the crystal surface. It is this change in fundamental acoustic frequency that allows the zNose(R) to determine the chemical makeup of the fragrance, vapor or odor. This change is measured by a microprocessor that calculates the change in frequency which is related to the amount of fragrance, vapor or odor sampled by the zNose(R). The microprocessor also measures the arrival time (called the retention time) of the change in the fundamental frequency. Different chemicals arrive at different times and so, once the microprocessor has determined the retention time of the unidentified fragrance, vapor or odor, it compares it to retention times that are stored in a computer library. This allows the zNose(R) to identify the particular fragrance, vapor or odor.

     The zNose(R) analyzes and identifies vapor specimens in a two-step process. In the first step, typically lasting 10 seconds, the instrument collects a small sample of the vapor to be analyzed. The sample is then injected in to the gas chromatography column where the individual chemicals present are separated and measured. The chemical analysis requires as little as 10 seconds to produce the vapor's chemical signature, or chromatogram. The vapor's chemical signature can also be visually displayed in a graphic form called a "VaporPrint". This chemical signature is then compared against the reference database of chemical odor profiles. If the chemical compound of the specimen is not in the reference database, it will not be identified by name; however, the makeup of the unidentified specimen can be stored in the reference database for future identification. The reference database of chemical odor profiles that is stored on the hard drive of the laptop computer is composed of standards of various chemicals that are available through the National Institute of Standards and Technology (NIST). The database can be updated when standards of new chemicals are encountered and input by way of simple software selection, or by way of sampling unknown chemical compounds and storing the measurements of such chemical compounds in the database. If the zNose(R) samples a non-specimen vapor, such as clear ambient air, no signal is generated on the laptop computer screen and no VaporPrint(TM) is created. If the zNose(R) samples a complex mixture of chemical compounds, each compound and the concentration of such compound is measured independently of the other compounds contained in the mixture. Due to the independent measurement of each compound in a complex mixture, each measurement is free from the influence of the other compounds, and the accuracy of the zNose(R) is therefore not affected by complex mixtures.

     We currently manufacture and sell two zNose(R) models designated as Model 4200 (Handheld Unit) and Model 7100 (Bench Top Unit). Model 4200 is designed for portability and for applications requiring quick and accurate vapor screening in the field. Model 7100 is designed for laboratory testing and is ideal for testing water and product quality control samples. Both Model 4200 and Model 7100 weigh approximately 27 pounds, not including a laptop computer that must be used with each zNose(R). The Model 4200 has two housings (the case and the detector head) and a laptop computer. The case of the Model 4200 is 10" x 12" x 6" and weighs 20 pounds and the detector head of the Model 4200 is 4 1/4" x 12" x 7" and weighs 7 pounds. The Model 7100 is packaged in a single housing and also requires a laptop computer. The dimensions of the Model 7100 packaging are 14.3" x 14.3" x 7.5". Both the Model 4200 and Model 7100 are powered by a standard AC electrical outlet, and both models adapt to standard outlets in North America, Asia and Europe (i.e., the zNose(R) may be operated by a 110 volt or 220 volt power source). In addition, both the Model 4200 and 7100 may be powered by connecting the unit to a car battery with an appropriate adaptor. Either model can be produced in one of two basic vapor sensing configurations: volatile and semi-volatile. The volatile configuration can detect volatile organic compounds, such as benzene. The semi-volatile configuration can detect heavier vapors such as those found in explosives and drugs.

     We are also developing Models 7100B and 7100C. Model 7100B is designed as a fixed installation unit for both indoor and outdoor ambient air monitoring instrument. It can be used for building security as well as outdoor environmental monitoring applications. It is designed to be operated remotely from a central control station via a radio frequency (RF) control link. Model 7100C is designed to be used for shipping containers and truck monitoring for both commercial and homeland security applications. It is designed to be used with a remote sampling kit which enables multiple samples to be collected then taken to the zNose(R) to be analyzed.

     We have designs to produce a hand-held zNose(R) that is smaller than the Model 4200 for commercial market. This model is designed to meet the needs of law enforcement, manufacturing process monitoring, and environmental monitoring. We plan to develop a separate version of the mini-zNose(R) to be used as a personal nerve agents detector for the military and security markets.



ACCESSORIES

     We offer several lines of accessory products such as calibration devices, sample desorbers, MicroSense Software(C), and GPS receivers. An example is our Model 3100 which provides a calibrated vapor source as well as a tool for extracting vapors from solid and liquid samples.

TECHNICAL SUPPORT

     All zNose(R) instruments sold are equipped with a software package called PCAnywhere. PCAnywhere allows a technical support person at EST to operate an instrument anywhere in the world through the internet. This better enables an EST technician to be available to address any customer problem.

SALES AND DISTRIBUTION

     We sell our zNose(R) product through distribution channels including equipment distributors and sales representatives in over 20 foreign countries, e-commerce and customer referrals. We entered into an agreement with TechMondial, Ltd. to be our exclusive distributor for a seven-year period in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland on October 21, 2005. We entered into an agreement with eScreen Sensor Solutions to be our exclusive distributor for a five-year period in Israel, the Caribbean, the State of Florida, and Central and South America on October 16, 2003. As part of this latter agreement, eScreen paid us an up-front fee of $250,000 in 2004.

     All sales representatives and distributors are required to attend a three-day training course conducted at our headquarters in Newbury Park, California. We advertise in selected industry trade journals and trade conventions. In the future, we intend to build a dedicated marketing and sales team. We have historically generated sales from both U.S. and international customers, each of which have accounted for approximately 50% of our sales in the past. However, in the fiscal year ending December 31, 2005, international customers accounted for approximately two-thirds of our total sales. We expect a similar split among U.S. and international sales to continue. All of our customers pay us in U.S. dollars. Major domestic customers include the U.S. Armed Forces, Lockheed Corporation and NASA. Major international customers include Beijing R&D Technology Company Ltd. in China, TechMondial Limited of England, Hitachi Corporation in Japan and Max Planck Institute in Germany.

COMPETITION

     We are unaware of any direct competitor to the zNose(R) product on the market today. In the homeland security markets, we face competition from manufacturers of X-Ray machines, Ion-Mobility Spectrometers and chemical coated sensors. X-Ray machines have been widely used for security purposes in detecting metal objects but not for chemical compounds. Ion-Mobility Spectrometer equipment is a vapor detector and is designed to detect certain compounds but is blind to other compounds. Hence, it can only see a small dot in a space but cannot see the total picture. It employs a different sample collection technique by wiping the surfaces of the object placed for screening. Ion-Mobility Spectrometer also uses materials in its construction which may be offensive to users in certain countries.

     Chemical coated sensors are the conventional electronic noses. They use an array of chemical sensors each reacting to certain specific compounds. As mentioned earlier, electronic noses cannot be calibrated with chemical standards and therefore cannot be used for scientific measurement.

     We have another set of competitors manufacturing portable vapor and odor analysis products for the instrumentation market from major corporations such as Agilent Technologies, Inc. (NYSE: A), Perkin-Elmer, Inc. (NYSE: PKI) and Varian, Inc. (NASDAQ: VARI). We believe that our zNose(R)product is competitive with these companies' products based on speed and cost.

     Many of our current and potential competitors have larger customer bases, including the previously listed competitors, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established companies. Some of our competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing, advertising and promotional campaigns and devote substantially more resources to research and development than we do. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

     We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures faced by us could harm our business, operating results and financial condition. We do not currently represent a significant competitive presence in the homeland security or analytic instrumentation markets.

MANUFACTURING AND RAW MATERIALS

     We design, prototype and manufacture our products at our headquarters. Our manufacturing facilities adhere to ISO9000 manufacturing methods (quality standards developed by the International Organization for Standardization, which have been adopted by many countries around the world). We contract out the manufacturing and assembling of certain components to subcontractors. Our current annual manufacturing capacity is approximately 1,000 zNose(R) units. The principal components to our products are computer chips, circuit boards, transformers and sensory devices. The prices for these components are subject to market forces largely beyond our control, including energy costs, market demand, and freight costs. The prices for these components have varied significantly in the past and may vary significantly in the future. Our principal suppliers of components and raw materials include: Sigma Co. of Bellefonte, Pennsylvania, Ventura Fluid System Technologies of Camarillo, California and Valco Instruments Co., Inc. of Houston, Texas.

CUSTOMERS

     In 2005, we had approximately 35 customers. Our largest customer in 2005, Beijing R&D Technology Company Ltd., purchased 15 of the total 56 zNose(R) units sold by us in 2005, constituting approximately 27% of the zNose(R) units sold in 2005. In 2005, we selected Beijing R&D Technology Co., Ltd. to be our exclusive distributor in China and TechMondial, Ltd. to be our exclusive distributor in the countries of the European Community, Romania, Bulgaria, Turkey, Croatia and Switzerland for a seven-year term. Our largest customers are (1) Beijing R&D Technology Company Ltd. of China, (2) TechMondial Limited of England and
(3) Agency for Defense Development of the Republic of South Korea.

PATENTS, TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     We regard our patents, trademarks, trade names and similar intellectual property as critical to our success. We rely on patent and trademark laws, trade secret protection and confidentiality agreements with employees, distributors, customers, partners and others to protect our proprietary rights.

     We own four United States patents covering our zNose(R) product, including:

     o No. 5,289,715, "Vapor Detection Apparatus and Method Using an Acoustic Interferometer" issued March 1, 1994;

     o No. 5,970,803, "Method and Apparatus for Identifying and Analyzing Vapor Elements", issued October 26, 1999;

     o No. 6,212,938, "Method of Detecting Smell of a Vapor and Producing a Unique Visual Representation thereof," issued April 10, 2001;

     o No. 6,354,160, "Method and Apparatus for Identifying and Analyzing Vapor Elements," issued December 3, 2002.

     We may not be able to obtain patent protection for any derivative uses of zNose(R), or for any other products we may later acquire or develop. We also cannot assure you that we will be able to obtain other foreign patents to protect our products.

     We have copyrighted our MicroSense Windows software and Xilinx gate array firmware, which controls the operation of the zNose(R) and produces visual images. These images, trademarked as VaporPrints(TM), make it possible to display vapor analysis data from any vapor analysis system, as unique visual images and facilitate pattern recognition of complex odors and fragrances.

     At March 1, 2006, we held registered trademarks for zNose(R) and VaporPrints(TM). We intend to evaluate the possible application for new patents and trademarks as needed to cover current and future applications of our technology and product developments. We intend to undertake all steps necessary to preserve and protect our patents, trademarks and intellectual property generally.

     We are not aware that our products, trademarks or other proprietary rights infringe the rights of third parties, nor are we aware of any infringements of our proprietary rights. We continually evaluate potential infringements of our proprietary rights and intend to take such legal and other actions as may be necessary to protect those rights. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation.

GOVERNMENT REGULATION

     Government agencies, in particular, the Department of Defense, are principal customers for our products. We are required to comply with the Federal Acquisition Regulations, a comprehensive set of regulations governing how vendors do business with the U.S. federal government, to the extent we contract with departments or agencies of the U.S. government, as well as similar regulations to the extent we contract with state or local governments. Sales to or grants from foreign governments or organizations will have their own regulatory framework, which may or may not be similar to present U.S. standards or requirements.

RESEARCH AND DEVELOPMENT

     Our research and development program consists of developing technologies related to enhancing our electronic nose product and making it more portable. Fees related to research and development, include consulting fees, technical fees, and research, development and testing of our zNose(R) product. We spent approximately $600,000 in each of 2005 and 2004 on research and development activities, none of which was borne directly by customers.

EMPLOYEES

     As of December 31, 2005 we had a total of 23 staff persons, including 21 full time staff and 2 consultants. In addition to management, we employ sales people, administrative staff, and development and technical personnel. From time to time, we may employ independent consultants or contractors to support our research and development, marketing, sales and support, and administrative organizations. No collective bargaining units represent our employees and Electronic Sensor Technology is not party to any labor contracts.

REPORTS TO SECURITY HOLDERS


     Electronic Sensor Technology is not currently required to and does not currently deliver an annual report to security holders. We are not currently required to deliver an annual report to security holders because our registered common stock is registered under the Securities Act and is not currently registered under the Exchange Act. On March 24, 2006 we filed a registration statement with the SEC on Form 10-SB to register our common stock pursuant to the Exchange Act, which will become effective within 60 days of filing such registration statement, unless the SEC directs otherwise. Once the registration statement is effective, we will be subject to the reporting requirements of the Exchange Act, including the requirement to deliver an annual report to security holders when we deliver proxy solicitation materials to security holders in connection with an annual meeting. However, until such registration statement is effective, we are under no obligation to do so.



     Electronic Sensor Technology is a voluntary reporting company and files with the Securities and Exchange Commission annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The public may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2005. The figures in the table are derived from our audited financial statements and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes any securities issued subsequent to December 31, 2005.

                                December 31, 2005


Long-term debt..................................................  $     194,444
Stockholders' deficit:
  Common stock; $0.001 par value; 200,000,000
   Shares authorized; 54,098,745 shares issued
   and outstanding..............................................  $      54,099
  Additional paid-in capital....................................  $  (1,779,037)
  Accumulated deficit...........................................  $  (4,178,489)
Total Stockholders' deficit.....................................  $  (5,903,427)
Total capitalization............................................  $  (5,708,983)

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with the financial statements and the related notes appearing at the end of this prospectus. The following discussion and other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as "anticipates," "expects," "believes," "plans," and similar terms. Our actual results could differ materially from any future performance suggested in this prospectus as a result of factors, including those discussed in "Risk Factors" beginning on page 2 and elsewhere in this prospectus. All forward-looking statements are based on information currently available to us and we assume no obligation to update such forward-looking statements, except as required by law. Service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

     As a result of the mergers whereby Electronic Sensor Technology, L.P. became a wholly-owned indirect subsidiary of Electronic Sensor Technology and the subsequent termination of Bluestone's prior operations, our business plan has been altered to focus on the product operations previously conducted by Electronic Sensor Technology, L.P. Following the mergers, our revenues were expected to be, and have been, derived principally from the sale of the zNose(R) products.

CRITICAL ACCOUNTING POLICIES

     Electronic Sensor Technology records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and Electronic Sensor Technology has no significant further obligations to the customer. Costs of remaining insignificant obligations of Electronic Sensor Technology, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Electronic Sensor Technology reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At December 31, 2005 no assets were impaired.

     We account for liquidated damages pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument", subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Pursuant to EITF 05-04, View C, liquidated damages payable in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. We also account for our embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as other expense or other income, respectively. The valuation of such derivatives requires significant judgment. We exercise our judgment in determining the maximum liabilities associated with such derivatives as well as the expected volatility related to their fair value. We base our estimate of the maximum liabilities on our interpretation of the agreements related the derivatives.

     Accounts receivable are reported at net realizable value. We have established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible.

     Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

     We are required to estimate our income taxes in each of the jurisdictions in which we operate as part of the process of preparing our consolidated financial statements. SFAS No. 109, "Accounting for Income Taxes", requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is not more likely than not that some portion or all of the deferred tax assets will be realized. Management reviews deferred tax assets periodically for recoverability and makes estimates and judgments regarding the expected geographic sources of taxable income, gains from investments, as well as tax planning strategies in assessing the need for a valuation allowance. We determined that a valuation allowance of approximately $900,000 relating to net operating loss carryovers was necessary to reduce our deferred tax assets to the amount that will more likely than not be realized. As a result, at December 31, 2005, the Company has no net deferred tax assets. If the estimates and assumptions used in our determination change in the future, we could be required to revise our estimates of the valuation allowances against our deferred tax assets and adjust our provisions for additional income taxes. In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain, thus judgment is required in determining the worldwide provision for income taxes. We provide for income taxes on transactions based on our estimate of the probable liability. We adjust our provision as appropriate for changes that impact our underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the results of tax audits and general tax authority rulings.

PLAN OF OPERATIONS

     Over the course of the next 12 months, we intend to execute our business plan and focus our business development efforts in the following key areas:

     o By diversifying our product offerings to enhance the usefulness of our solutions for customers who will have already adopted one or more products;

     o By enhancing our product lines and developing new products to attract new customers; and

     o By developing partnering relationships with wide-ranging sales and distribution channel leaders already serving our vertical market space in a way that assists them in developing new revenue streams and opportunities through improved technical and sales support and customer services.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2004

     The following table sets forth certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

                                                           Year Ended
                                                          December 31,             Variation $     Variation %
                                                  ----------------------------       2005 vs         2005 vs
                                                      2005            2004            2004            2004*
                                                  ------------    ------------    ------------    ------------
In $

REVENUES                                          $  2,122,349    $  1,076,749       1,045,600              97
COST OF SALES                                        1,302,602       1,039,280         263,322              25
                                                  ------------    ------------    ------------    ------------
  GROSS PROFIT                                         819,747          37,469         782,278              NM**

OPERATING EXPENSES:
  Research and development                             260,125               0         260,125              NM
  Compensation                                         466,421          81,734         384,687             471
  Selling                                              653,092         161,546         491,546             304
  General and administrative                         1,522,451         282,305       1,240,146             439
                                                  ------------    ------------    ------------    ------------
    TOTAL OPERATING EXPENSES                         2,902,089         525,585       2,376,504             452

LOSS FROM OPERATIONS                                (2,082,342)       (488,116)      1,594,226            (619)

OTHER INCOME AND EXPENSE:
  Other income derivative                            9,915,026               0       9,915,026              NM
  Extinguishment of debt                                     0          57,076         (57,076)             NM
  Other expense                                    (11,645,920)              0      11,645,920              NM
  Gain (loss) on sale of property and equipment          9,287          (7,710)         16,997              NM
  Interest expense                                    (324,540)       (164,133)        160,407              98
                                                  ------------    ------------    ------------    ------------
    TOTAL OTHER INCOME AND EXPENSE                  (2,046,147)       (114,767)      1,931,380              NM

NET LOSS                                          $ (4,128,489)   $   (602,883)      3,525,606             585
                                                  ============    ============    ============    ============


* Expressed as a decimal.

** NM = not meaningful.

     The following table sets forth, as a percentage of revenues, certain items included in our Income Statements (see Financial Statements and Notes) for the periods indicated:

                                             Year Ended
                                            December 31,
                                    ----------------------------
                                        2005            2004
                                    ------------    ------------
As a % of revenues

REVENUES                                     100%            100%

COST OF SALES                                 61%             97%
GROSS PROFIT                                  39%              3%

OPERATING EXPENSES                           140%             33%

LOSS FROM OPERATIONS                          98%             45%
OTHER INCOME AND EXPENSE                      96%              6%
NET LOSS                                    (195)%           (56)%


     Revenues primarily consists of the sale of our zNose products. Our increase in revenues during 2005, when compared to 2004, is primarily attributable to an increase of volume of shipments of zNose units from 28 units during 2004 to 56 units during 2005.

     Cost of Sales primarily consists of manufacturing costs and licensing fees. The increase in cost of sales during 2005 when compared to 2004 is primarily attributable to an increase in our number of units shipped, offset by a decrease in idle labor hours during 2005 when compared to 2004. We believe that our per unit manufacturing costs will continue to decline as we increase the number of units sold per quarter, due to economies of scale.

     Research and development expenses primarily consists of salaries and related benefits, material and supplies associated with our efforts in developing and enhancing our products. The increase in our research and development expenses during 2005 is primarily attributable to an increase in salaries and related benefits resulting from the hiring of personnel whose time is devoted to the development and enhancement of our products.

     Compensation expenses primarily consists of salaries and related benefits of our general and administrative personnel. The increase in compensation expenses during 2005 when compared to 2004 is primarily attributable to an increase in personnel to support the growth of our operations.

     Selling expenses primarily consists of salaries, commissions and related benefits associated with our selling and marketing efforts The increase in selling expenses during 2005 when compared to 2004 is primarily attributable to an increase in employees associated with sales efforts as well expanded sales activities.

     General and administrative expenses primarily consists of costs incurred in connection with the reverse merger as well professional fees associated with being a publicly-traded company. Our increase in general and administrative expenses during 2005 when compared to 2004 results from professional fees associated with the reverse merger, which occurred during 2005, as well as an increase of professional fees related to being publicly-traded, which also began in 2005. The costs incurred in connection with the reverse merger totaled approximately $635,000, which consisted of approximately $310,000 in legal fees, $143,000 in investment banking and consultant fees and $182,000 in public relations firm fees.


     Other income-derivatives primarily consists of the decrease in the fair value of derivative liabilities between the date of issuance of such derivatives and our year-end. The increase in other income during 2005 when compared to 2004 is primarily attributable to a decrease in derivative liabilities recognized during 2004. No such derivatives were issued during 2004. Please refer to Note 4 of our accompanying financial statements for further explanation of the origin and nature of such income. We are unable to determine whether we will record further decreases in the fair value of derivative liabilities in the foreseeable future, which would be recorded as other income-derivatives. Such decreases would be generally triggered by a decrease in the fair value of our stock price, upon satisfaction of liquidated damages pursuant to registration rights, or, possibly, upon satisfaction of our convertible debentures.

     Extinguishment of debt primarily consists of the extinguishment of debt which lapsed pursuant to the applicable statute of limitations during 2004. No such transactions occurred during 2005.

     Other expense-derivatives primarily consists of the recognition of derivative liabilities we issued during 2005. No such derivatives were issued during 2004. Please refer to Note 4 of our accompanying financial statements for further explanation of the origin and nature of such expense. We believe that we will incur additional expenses associated with the fair value at issuance of financial instruments which will be recorded pursuant to derivative accounting. However, we are unable to determine the expected amount we would recognize pursuant to such issuances since their fair value is computed based on a number of assumptions, including, among others, the fair value of our stock price, expected term and exercise price of the financial instrument and expected volatility of our stock price, which will only be known at the date of issuance.

     Interest expense primarily consists of debt discount amortization and interest on certain debt. The increase in interest discount during 2005 when compared to 2004 is primarily attributable to the recognition of debt discount associated with the issuance of convertible debentures in December 2005, offset by a decrease on certain loans payable which were satisfied in February 2005.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and cash equivalents amounted to approximately $4.2 million at December 31, 2005.

     During 2005, we used approximately $3.0 million in our operating activities which is the result of the following:

     o    A net loss of approximately $3.8 million adjusted for:

          o the recognition of derivative liabilities of $13.4 million resulting from the issuance of such derivatives (convertible debentures and warrants) and a decrease in the fair value of the derivative liabilities of approximately $11.4 million.

     o An increase in accounts receivables, inventories, and accounts payable and accrued expenses of approximately $435,000, $459,000, and $266,000, respectively, resulting from increased revenues, increased production to meet the increased demand of our products and a general increase in of our expenses associated with our growth.

     During 2005, we used approximately $1.0 million in investing activities by purchasing a certificate of deposit of approximately $919,000 to satisfy the collateral requirement of our line of credit and by incurring capital expenditures of approximately $127,000.

     During 2005, we generated approximately $8.1 million in financing activities by generating proceeds of approximately $7,000,000 and $3.8 million from the issuance of our convertible debentures and our shares of common stock, respectively, offset by the repayment of our line of credit of approximately $2.0 million and by paying financing costs of approximately $582,000.

     As a result of the mergers, as of February 1, 2005, we assumed certain liabilities and obligations of Electronic Sensor Technology, L.P. Total liabilities assumed pursuant to the mergers were approximately $2.2 million, including approximately (1) $1.8 million owed under a revolving line of credit with East West Bank, (2) $212,000 of accounts payable and accrued expenses and
(3) $35,000 of other current liabilities. The outstanding loan for $1.8 million with East West Bank accrued interest at the prime rate as reported in the Wall Street Journal plus one-half point (0.5%) and was paid off on December 9, 2005. The original maturity date of the East West Bank line of credit was December 31, 2005, which was extended to February 28, 2006 in order to provide additional time for processing a pending renewal of the line of credit. East West Bank has extended a reduced line of credit of $500,000 (based on projected cash flow requirements for the coming year) with a maturity date of March 31, 2007 and with an annual interest rate of 7.75%. The loan will be collateralized by all assets of Electronic Sensor Technology. As part of such collateral, we will also pledge a certificate of deposit of $250,000 to East West Bank. The loan documents are currently being processed and we expect to execute them as soon as they are approved by our Board of Directors.

     During 2004, we used approximately $167,000 in our operating activities which is the result of the following:

     Our net loss of approximately $411,000 adjusted for:

     o a decrease in our accounts receivable and accounts payable amounting to approximately $363,000 and $66,000, respectively, resulting from a shorter average collection time on accounts receivable and more timely payments on accounts payable as well as an increase in our inventory of approximately $88,000 to meet the increased demand of our product.

     During 2004, we incurred capital expenditures of approximately $35,000.

     During 2004, we financed our operations and capital expenditures by issuing shares of our common stock generating proceeds of $200,000 and repaying partners' loan of $120,000.

     Although Electronic Sensor Technology possesses a bank operating line of credit, there can be no assurance that these proceeds together with the net proceeds of the debentures issued in December 2005 will be adequate for our capital needs. There can be no assurance that any required or desired financing will be available through any other bank borrowings, debt, or equity offerings, or otherwise, on acceptable terms. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution in the net book value per share of common stock. There is no guarantee that a market will exist for the sale of our shares.

     Our primary capital needs are to fund our growth strategy, which includes creating a sales and marketing staff for the marketing, advertising and selling of the zNose(R) family of chemical detection products, increasing distribution channels both in the U.S. and foreign countries, introducing new products, improving existing product lines and development of a strong corporate infrastructure. We do not believe that we will have to incur significant capital expenditures in the near future in order to meet our growth strategy goals.

     As of December 31, 2005, our cash balance and working capital were $5,138,597 and $6,133,134, respectively. Our current monthly cash burn rate is approximately $250,000 and we do not anticipate any extraordinary cash payments that we will have to make in the near future until the first principal payment of approximately $780,000 is due on the convertible debentures that we issued on December 7, 2005, which such payment is to be made on January 1, 2008. Based on our current monthly cash burn rate, we believe that we will not require any financing until the second half of 2007, at the earliest. Accordingly, we believe that we will be able to continue as a going concern for at least the next twelve months.

SEASONALITY AND QUARTERLY RESULTS

     We do not foresee any seasonality to our revenues or our results of operations.

INFLATION

     Although we currently use a limited number of sources for most of the supplies and services that we use in the manufacturing of our vapor detection and analysis technology, our raw materials and finished products are sourced from cost-competitive industries. While prices for our raw materials may vary significantly based on market trends, we do not foresee any material inflationary trends for our product sources.

OFF BALANCE SHEET ARRANGEMENTS

     We do not have any off-balance sheet arrangements.

                             DESCRIPTION OF PROPERTY

     We lease approximately 13,500 square feet of office space at 1077 Business Center Circle, Newbury Park, California. Our current lease expires on September 30, 2006. The lease payments are $15,826 per month. The facility serves as the company's headquarters and R&D and manufacturing facility.

INVESTMENT POLICIES

     We do not invest, nor do we plan to invest in the foreseeable future in real estate, interests in real estate, real estate mortgages, securities of or interests in persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Electronic Sensor Technology, L.P., prior to becoming an indirect subsidiary of Electronic Sensor Technology, Inc., was a party to the following transactions with the following then executive officers and directors of Electronic Sensor Technology, L.P. during the past two years:

     o On January 22, 2005, Electronic Sensor Technology, L.P. converted $399,643 in debt of Electronic Sensor Technology, L.P. held by Edward Staples, then Managing Director of Electronic Sensor Technology, L.P., into the right to receive, upon completion of the acquisition of Electronic Sensor Technology, L.P. by Bluestone Ventures Inc. (predecessor to Electronic Sensor Technology, Inc.), 399,643 shares of common stock of Bluestone and warrants to purchase 199,821.5 shares of common stock of Bluestone at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share. In addition, Electronic Sensor Technology, L.P. converted $952,577 in debt owed to Amerasia Technology into the right to receive shares of common stock of Bluestone and warrants to purchase shares of common stock of Bluestone. By virtue of his 30.21% ownership of Amerasia Technology, Dr. Staples obtained the right to receive, upon the acquisition of Electronic Sensor Technology, L.P. by Bluestone, 287,773 shares of Bluestone common stock and warrants to purchase 143,866.5 shares of Bluestone common stock at $1.00 per share, exercisable only if the trading price of such stock is at least $1.50 per share.

     o On January 22, 2005, on the same terms as those described above, Electronic Sensor Technology, L.P. converted $226,720 in debt of Electronic Sensor Technology, L.P. held by 3 Springs, LLC (of which Francis Chang, then Chief Financial Officer of Electronic Sensor Technology, L.P. is the sole member), into the right to receive, 226,720 shares of Bluestone common stock and warrants to purchase 113,360 shares of Bluestone common stock. In addition, 3 Springs, LLC obtained the right to receive 287,773 shares of Bluestone common stock and warrants to purchase 143,886.5 shares of Bluestone common stock by virtue of its 30.21% ownership of Amerasia Technology.

     o On January 22, 2005, on the same terms as those described above, Electronic Sensor Technology, L.P. converted $517,899 in debt of Electronic Sensor Technology, L.P. held by TC Lim, LLC (of which Teong Lim, then Manager of Corporate Development of Electronic Sensor Technology, L.P. is the sole member), into the right to receive, 517,899 shares of Bluestone common stock and warrants to purchase 258,949.5 shares of Bluestone common stock. In addition, TC Lim, LLC obtained the right to receive 359,693 shares of Bluestone common stock and warrants to purchase 179,846.5 shares of Bluestone common stock by virtue of its 37.76% ownership of Amerasia Technology.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has been quoted on the Over-the-Counter Bulletin Board since February 1, 2005 under the symbol "ESNR.OB". Prior to February 1, 2005 our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol "BLUV.OB". There is currently no broadly followed, established public trading market for our common stock. The quarterly range of high and low Over-the-Counter Bulletin Board quotation information for our common stock for the last two fiscal years is set forth below. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                       QUARTERLY COMMON STOCK PRICE RANGES

QUARTER ENDED                                                  2005
-----------------------------------------------   ----------------------------
                                                      HIGH             LOW
                                                  ------------    ------------
December 31                                       $        .62    $        .27

September 30                                              1.19             .42
June 30                                                   2.50            1.07
February 1-March 31                                       2.51            1.90

QUARTER ENDED                                                  2004
-----------------------------------------------   ----------------------------
                                                      HIGH             LOW
                                                  ------------    ------------
December 31                                       $        .01    $        .01
September 30                                               .01             .01
June 30                                                    .01             .01
March 31                                                   .01             .01

     37,110,913 of our shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into common stock.

     As of February 1, 2006, 26,968,741 shares of our common stock may be sold pursuant to Rule 144 under the Securities Act. In addition to the shares of common stock registered herein, we have agreed to register 21,475,584 shares of common stock under the Securities Act for sale by security holders.


     There were approximately 66 record holders of our common stock as of March 1, 2006. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

     We have not paid dividends on our common stock since our inception. The decision to pay dividends on common stock is within the discretion of the Board of Directors. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table illustrates, as of December 31, 2005, information relating to all of our equity compensation plans:

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                         NUMBER OF SECURITIES
                                        NUMBER OF SECURITIES TO     WEIGHTED AVERAGE      REMAINING AVAILABLE
                                        BE ISSUED UPON EXERCISE    EXERCISE PRICE OF      FOR FUTURE ISSUANCE
                                        OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS      UNDER THE EQITY
                                          WARRANTS AND RIGHTS      WARRANTS AND RIGHTS     COMPENSATION PLAN
                                        -----------------------   --------------------   --------------------
Equity Compensation Plans approved by
 security holders                                             0                    N/A                      0
Equity compensation plans not
 approved by security holders                         1,794,500   $                .89              3,205,500
Total                                                 1,794,500   $                .89              3,205,500

ELECTRONIC SENSOR TECHNOLOGY, INC. 2005 STOCK INCENTIVE PLAN

     In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

     The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

     Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and (ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

     The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

     Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 100% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

                             EXECUTIVE COMPENSATION

     For the fiscal years ended December 31, 2003 and December 31, 2004 and for the period from January 1, 2005 through January 31, 2005, no salary or any other compensation was paid to any named executive officer of Bluestone for services provided to us. The table below outlines the compensation of the named executive officers of Electronic Sensor Technology for the fiscal year ended December 31, 2005, beginning on February 1, 2005, the date upon which Electronic Sensor Technology, Inc. acquired Electronic Sensor Technology, L.P.:

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                 ANNUAL
                                                               COMPENSATION                  AWARDS
                                                                                                        SECURITIES
                                                                                RESTRICTED STOCK        UNDERLYING
                                                                  SALARY            AWARD(S)           OPTIONS/SARS
NAME AND PRINCIPAL POSITION                           YEAR         ($)               ($)(6)                (#)
--------------------------------------------------   ------   --------------   ------------------   ------------------
Matthew Collier, President and Chief
 Executive Officer (May 26, 2005-January 25, 2006)     2005          135,384               24,750(1)           500,000

Edward Staples, President and Chief
 Executive Officer (February 1, 2005-
 May 26, 2005), Chief Scientific Officer
 (May 26, 2005-present)                                2005          132,411                    0              100,000(2)

Francis Chang, Secretary and Vice
President of Finance and Administration                2005          123,888                    0               80,000(3)

Teong Lim, Vice President of Corporate
 Development                                           2005          111,316                    0               80,000(4)

Gary Watson, Vice President of
 Engineering                                           2005          120,898                    0              175,000(5)

(1)  Matthew Collier was granted, on May 26, 2005, the right to receive
75,000 shares of restricted common stock, subject to approval by the Board of Directors, pursuant to a letter agreement of employment entered into with Electronic Sensor Technology. On January 25, 2006, Mr. Collier was granted 75,000 shares of restricted common stock, subject to a right of first refusal on the part of Electronic Sensor Technology in the event Mr. Collier decides to sell such shares. Such shares have been valued, for purposes of the Summary Compensation Table, at $0.33 per share, the closing quotation on the Over-the-Counter Bulletin Board on January 25, 2006.

(2) Edward Staples was granted options to purchase 100,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 100,000 shares of common stock at $1.00 per share.

(3) Francis Chang was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share.

(4) Teong Lim was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share.

(5) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on May 15, 2001 and (iv) 25,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 50,000 shares of common stock at $1.00 per share and options to purchase 125,000 shares of common stock at $1.05 per share.

(6) As of December 31, 2005, there were no shares of restricted common stock of Electronic Sensor Technology outstanding. Only a right to receive 75,000 shares of restricted common stock, subject to approval by the Board of Directors, was held by Matthew Collier as of December 31, 2005. On January 25, 2006, the 75,000 shares of restricted common stock were issued to Mr. Collier, valued at $24,750, in the aggregate, for purposes of the Summary Compensation Table. Such shares of restricted common stock have been valued, for purposes of the Summary Compensation Table, at $0.33 per share, the closing quotation on the Over-the-Counter Bulletin Board on January 25, 2006, the date of the grant of restricted common stock. The 75,000 shares were all fully vested on the date of the grant, but are restricted by a right of first refusal on the part of Electronic Sensor Technology in the event Mr. Collier decides to sell such shares. Aside from the right of first refusal on our part, the shares of restricted common stock carry the same rights and privileges as our unrestricted shares of common stock, including the right to receive dividends, if any.

       Individual grants of stock options (whether or not in tandem with stock appreciation rights (SARs)), and freestanding SARs made during the fiscal year ended December 31, 2005 to each of the named executed officers are outlined in the table below:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                                    PERCENT OF
                    NUMBER OF         TOTAL
                    SECURITIES     OPTIONS/SARS
                    UNDERLYING      GRANTED TO      EXERCISE OF
                   OPTIONS/SARS    EMPLOYEES IN     BASE PRICE
NAME                GRANTED (#)     FISCAL YEAR       ($/SH)       EXPIRATION DATE
---------------    ------------    -------------    -----------    ---------------
Matthew Collier         500,000              100%           .64       May 26, 2015
Edward Staples               (1)
Francis Chang                (2)
Teong Lim                    (3)
Gary Watson                  (4)

(1) Edward Staples was granted options to purchase 100,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 100,000 shares of common stock at $1.00 per share. In connection with such merger, Dr. Staples also received a warrant to purchase 343,708 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Dr. Staples solely in exchange for the cancellation of such debt, and not as compensation.

(2) Francis Chang was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share. In connection with such merger, Mr. Chang also received a warrant to purchase 257,247 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Mr. Chang solely in exchange for the cancellation of such debt, and not as compensation.

(3) Teong Lim was granted options to purchase 80,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on December 31, 2003. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 80,000 shares of common stock at $1.00 per share. In connection with such merger, Dr. Lim also received a warrant to purchase 438,796 shares of common stock at $1.00 per share in exchange for the cancellation of debt owed by Electronic Sensor Technology, L.P. The warrant was issued to Dr. Lim solely in exchange for the cancellation of such debt, and not as compensation.

(4) Gary Watson was granted options to purchase (i) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.00 per limited partnership interest on March 15, 1999, (ii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on July 1, 2000, (iii) 50,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on May 15, 2001 and (iv) 25,000 limited partnership interests of Electronic Sensor Technology, L.P. at $1.05 per limited partnership interest on September 15, 2002. Such options were terminated in connection with the merger whereby Electronic Sensor Technology, L.P. became an indirect subsidiary of Electronic Sensor Technology, Inc., and were replaced with options to purchase 50,000 shares of common stock at $1.00 per share and options to purchase 125,000 shares of common stock at $1.05 per share.

       AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FY-END
                                OPTION/SAR VALUES

                                                       NUMBER OF
                                                      SECURITIES         VALUE OF
                                                      UNDERLYING       UNEXERCISED
                            SHARES                    UNEXERCISED      IN-THE-MONEY
                           ACQUIRED                  OPTIONS/SARS      OPTIONS/SARS
                              ON         VALUE       AT FY-END (#)     AT FY-END ($)
                           EXERCISE     REALIZED      EXERCISABLE/     EXERCISABLE/
NAME                         (#)          ($)        UNEXERCISABLE     UNEXERCISABLE
---------------           ----------   ----------   ---------------   --------------
Matthew Collier                  N/A          N/A         0/500,000              N/A

Edward Staples                   N/A          N/A         100,000/0              N/A
Francis Chang                    N/A          N/A          80,000/0              N/A
Teong Lim                        N/A          N/A          80,000/0              N/A
Gary Watson                      N/A          N/A         175,000/0              N/A


COMPENSATION OF DIRECTORS

     Commencing April 2005, each director who is not an employee is paid $2,500 per meeting. Mr. Frey, as the Chairman of the Board of Directors, is also provided with a business class airline ticket for meetings requiring more than two hours travel, and out-of-pocket expenses. On October 7, 2005, Mr. Frey was granted 250,000 non-qualified stock options to acquire common stock at an exercise price of $0.64 per share, under our 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided he is still participating as a member of our Board of Directors at the end of each such six-month period.

EMPLOYMENT CONTRACTS

     On May 16, 2005, Electronic Sensor Technology entered into a letter agreement with Matthew Collier, who was appointed President and Chief Executive Officer on May 26, 2005. Pursuant to the letter agreement, Mr. Collier agreed to serve as President and Chief Executive Officer of Electronic Sensor Technology for at an annual salary of $220,000 per year and a potential target bonus of 25% of such annual salary, to be paid at the discretion of the Board of Directors. The letter agreement also provides for a grant of 75,000 shares of restricted common stock that may be traded one year from Mr. Collier's date of employment and an additional 75,000 shares of restricted common stock to be granted one year from Mr. Collier's date of employment, if Mr. Collier remains an employee of Electronic Sensor Technology, tradable on the first anniversary of such grant. The letter agreement also provides for a grant of 500,000 options to purchase common stock, 33% of which will vest on each of the first and second anniversaries of Mr. Collier's date of employment and the remaining 34% of which will vest on the third anniversary of Mr. Collier's date of employment. On January 25, 2006, the letter agreement with Mr. Collier was mutually terminated by Mr. Collier and Electronic Sensor Technology (other than that portion of the letter agreement relating to indemnification of Mr. Collier for liability incurred within the scope of his employment with the Registrant, embodied in
Section 7 of the letter agreement), by way of a Settlement Agreement, Mutual Release and Amendment of Option Agreement entered into between Mr. Collier and Electronic Sensor Technology in connection with the resignation of Mr. Collier as President and Chief Executive Officer and a director of Electronic Sensor Technology, effective January 25, 2006.


     The terms of the Settlement Agreement, Mutual Release and Amendment of Option Agreement in large part carried out the terms of the letter agreement dated May 16, 2005 with Mr. Collier. Specifically, the Settlement Agreement, Mutual Release and Amendment of Option Agreement provided for (i) the payment of six months' base salary to Mr. Collier, totaling $110,000, over the course of 13 biweekly payroll periods, (ii) the payment of a bonus in the sum of $18,334 earned through the date of Mr. Collier's resignation, (iii) the acceleration by six months of the vesting schedule of Mr. Collier's options to purchase 500,000 shares of common stock, each of (i) through (iii) as provided for in the letter agreement in the event of a termination without cause and (iv) the issuance of 75,000 shares of restricted common stock, as contemplated in the letter agreement. The Settlement Agreement, Mutual Release and Amendment of Option Agreement also provided for the vesting of options to purchase 200,000 shares of common stock in the first vesting period of the vesting schedule of Mr. Collier's options to purchase 500,000 shares of common stock, described above. As a result of the six-month acceleration of the vesting schedule, such vesting of options to purchase 200,000 shares of common stock was deemed to occur on November 26, 2005. In accordance with the terms of Mr. Collier's Option Agreement, Mr. Collier's resignation will result in the forfeiture of the remaining unvested options to purchase 300,000 shares of common stock, and Mr. Collier will have three months from January 25, 2006 in which to exercise the vested options to purchase 200,000 shares of common stock.

     Other than the terminated letter agreement with Mr. Collier, we have no employment agreements with any of our named executive officers, nor do we have any compensatory plans or arrangements with respect to any named executive officers that results or will result from the resignation, retirement or any other termination of such executive officer's employment with Electronic Sensor Technology or from a change-in-control of Electronic Sensor Technology or a change in the named executive officer's responsibilities following a change-in-control wherein the amount involved, including all periodic payments or installments, exceeds $100,000.

REPORT ON REPRICING OF OPTIONS/SARs

     On May 26, 2005, Matthew Collier, former President and Chief Executive Officer of Electronic Sensor Technology, entered into a letter agreement of employment with Electronic Sensor Technology pursuant to which we agreed to grant Mr. Collier options to purchase 500,000 shares of common stock at an exercise price of $1.50 per share, subject to approval by the Board of Directors. On September 8, 2005, the Board of Directors approved the granting of such options and also approved a repricing of the options from the $1.50 per share exercise price stated in the May 26, 2005 letter agreement to $0.64 per share, the closing price of the common stock on September 8, 2005. On October 7, 2005, Electronic Sensor Technology entered into an Option Agreement with Mr. Collier, substantially in the form attached as Exhibit 10.2 to our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 filed with the Commission on April 15, 2005 for the granting of options to purchase 500,000 shares of common stock at an exercise price of $0.64 per share.

                              FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm                      F-1

Consolidated Balance Sheet as of December 31, 2005                           F-2

Consolidated Statements of Operations for the Year
 Ended December 31, 2005                                                     F-3

Consolidated Statement of Changes in Stockholders' Deficit for the
 Period from January 1, 2004 to December 31, 2005                            F-4

Consolidated Statements of Cash Flows for the Year Ended
 December 31, 2005                                                           F-5

Notes to Financial Statements                                                F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Electronic Sensor Technology, Inc.

     We have audited the accompanying balance sheet of Electronic Sensor Technology, Inc. as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the consolidated financial position of Electronic Sensor Technology, Inc., as of December 31, 2005 and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

                                                    /s/  Sherb & Co., LLP
                                                    Sherb & Co., LLP
                                                    Certified Public Accountants

New York, New York
February 20, 2006

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2005

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                $    4,219,921
  Certificate of deposit-restricted                                               918,678
  Accounts receivable, net of allowance for doubtful accounts of $20,577          465,776
  Prepaid expenses                                                                 69,936
  Inventories                                                                     939,622
                                                                           --------------
    TOTAL CURRENT ASSETS                                                        6,613,933
                                                                           --------------
DEFERRED FINANCING COSTS, net of amortization of $17,297                          812,957
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $917,010               112,548
SECURITY DEPOSITS                                                                  12,817
                                                                           --------------
                                                                           $    7,552,255
                                                                           --------------

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                                           480,799

  Deferred revenues                                                               141,667
  Derivative liabilities                                                       12,780,439
                                                                           --------------
    TOTAL CURRENT LIABILITIES                                                  13,402,905

                                                                           --------------
CONVERTIBLE DEBENTURES, net of unamortized discount of $6,805,556                 194,444
                                                                           --------------

  TOTAL LIABILITIES                                                            13,597,349

                                                                           --------------

STOCKHOLDERS' DEFICIT:
  Preferred stock, $.001 par value 50,000,000 shares authorized,
   none issued and outstanding                                                          -
  Common stock, $.001 par value, 200,000,000
   shares authorized, 54,098,745 issued and outstanding                            54,099

  Additional paid-in capital                                                   (1,970,704)
  Accumulated deficit                                                          (4,128,489)
                                                                           --------------
    TOTAL STOCKHOLDERS' DEFICIT                                                (6,045,094)

                                                                           --------------
                                                                           $    7,552,255
                                                                           ==============

                 See notes consolidated to financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      Year Ended
                                                                      December 31,
                                                           ---------------------------------
                                                                2005               2004
                                                           --------------    ---------------
REVENUES                                                   $    2,122,349    $    1,076,749
COST OF SALES                                                   1,302,602         1,039,280
                                                           --------------    --------------
  GROSS PROFIT                                                    819,747            37,469
                                                           --------------    --------------
OPERATING EXPENSES:
  Research and development                                        260,125                 -
  Compensation                                                    466,421            81,734
  Selling                                                         653,092           161,546
  General and administrative                                    1,522,451           282,305
                                                           --------------    --------------
    TOTAL OPERATING EXPENSES                                    2,902,089           525,585
                                                           --------------    --------------
LOSS FROM OPERATIONS                                           (2,082,342)         (488,116)
                                                           --------------    --------------
OTHER INCOME AND EXPENSE:
  Other income                                                  9,915,026                 -
  Extinguishment of debt                                                -            57,076
  Other expense                                               (11,645,920)                -
  Gain (loss) on sale of property and equipment                     9,287            (7,710)
  Interest expense                                               (324,540)         (164,133)
                                                           --------------    --------------
    TOTAL OTHER INCOME AND EXPENSE                             (2,046,147)         (114,767)
                                                           --------------    --------------
NET LOSS                                                   $   (4,128,489)   $     (602,883)
                                                           ==============    ==============
  Loss per share, basic and diluted                        $        (0.08)   $        (0.01)
                                                           ==============    ==============
  Weighted average number of shares, basic and diluted         53,636,560        53,525,865
                                                           ==============    ==============

                 See notes to consolidated financial statements

                       ELECTRONIC SENSOR TECHNOLOGY, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                        Common Stock            Preferred Stock       Additional                        Total
                                 -------------------------    -------------------      Paid-In        Accumulated    Stockholders'
                                     Shares        Amount      Shares     Amount        Capital         Deficit         Deficit
                                 -------------    --------    --------   --------    ------------    ------------    -------------
BALANCE - January 1, 2004           81,279,000    $ 81,279           -   $      -    $  4,500,000    $ (9,863,250)    $ (5,281,971)
  Sale of Partnership interest
   - Class C                                 -           -           -          -         200,000               -          200,000
  Note payable related party -
   interest waived                           -           -           -          -          63,774               -           63,774

  Net loss                                   -           -           -          -               -        (602,883)        (602,883)

                                 -------------    --------    --------   --------    ------------    ------------    -------------

BALANCE - December 31, 2004         81,279,000      81,279           -          -       4,763,774     (10,466,133)      (5,621,080)
  Reclassification of
   Partners' deficit to
   additional paid-in capital                -           -           -          -     (10,466,133)     10,466,133                -

  Cancellation of common stock     (54,279,147)    (54,279)          -          -          54,279               -                -
  Notes payable converted to
   common stock                      1,272,000       1,272           -          -       1,270,728               -        1,272,000
  Sale of common stock               3,985,000       3,985           -          -          (3,985)              -                -
  Deferred compensation
   contributed to capital                    -           -           -          -         934,957               -          934,957
  Officers loans converted to
   common stock                      1,198,630       1,199           -          -       1,197,431               -        1,198,630
  Issuance of shares for
   services                            130,000         130           -          -          74,820               -           74,950
  Accrued interest converted
   to common stock                     313,262         313           -          -         312,949               -          313,262
  Common stock issued for
   acquisition of EST               20,200,000      20,200           -          -        (109,525)              -                -

  Net loss                                   -           -           -          -               -      (4,128,489)      (4,128,489)
                                 -------------    --------    --------   --------    ------------    ------------    -------------
BALANCE - December 31, 2005         54,098,745    $ 54,099           -   $      -    $ (1,970,704)   $ (4,128,489)    $ (6,045,093)

                                 =============    ========    ========   ========    ============    ============    =============

                See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended
                                                                                              December 31,
                                                                                   ---------------------------------
                                                                                        2005               2004
                                                                                   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net (loss)                                                                       $   (4,126,489)   $     (602,883)

  Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
    Depreciation and amortization                                                          21,300            11,223
    Issuance of shares for services                                                        74,950                 -
    Recognition of derivative liabilities                                              13,135,000                 -
    Amortization of debt discount                                                         194,444                 -
    Amortization of deferred financing costs                                               17,297                 -
    Notes payable related party - interest waived                                               -            63,774
    Decrease in fair value of derivative liability                                    (11,404,023)                -
  Changes in assets and liabilities:

    Accounts receivable                                                                  (435,088)          363,042

    Inventories                                                                          (458,974)          (87,544)
    Prepaid expenses                                                                      (55,679)            2,312
    Security deposits                                                                         140                 -
    Accounts payable and accrued expenses                                                 266,494           (66,120)
    Due to related party                                                                  (60,000)          (40,910)
    Interest payable                                                                      (26,961)            4,364

    Deferred revenues                                                                     (50,000)          191,667

                                                                                   --------------    --------------
    Other current liabilities                                                             (35,665)           (6,773)
                                                                                   --------------    --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                                    (2,945,254)         (167,848)
                                                                                   --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment                                             43,933            12,198
  Purchase of certificate deposit                                                        (918,678)
  Purchase of property and equipment                                                     (126,582)          (35,113)
                                                                                   --------------    --------------
 NET CASH (USED IN) INVESTING ACTIVITIES                                               (1,001,327)          (22,915)
                                                                                   --------------    --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in line of credit                                                (1,969,137)           17,000
  Repayment of partners' loans payable                                                   (110,000)         (120,000)
  Proceeds from issuance of common stock                                                3,811,708           200,000
  Proceeds from convertible debenture                                                   7,000,000                 -
  Payment of deferred financing costs                                                    (592,500)                -
                                                                                   --------------    --------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                              8,140,071            97,000
                                                                                   --------------    --------------
NET INCREASE (DECREASE) IN CASH                                                         4,193,491           (93,763)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                             26,430           119,968
                                                                                   --------------    --------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $    4,219,921    $       26,205
                                                                                   ==============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest                                                                       $      102,928    $       87,284
                                                                                   ==============    ==============
    Taxes                                                                          $            -    $            -
                                                                                   ==============    ==============
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Notes payable, loans payable and accrued expenses converted into
   Common stock and additional paid-in capital                                     $    3,718,849    $            -
                                                                                   ==============    ==============
  Fair value of derivative liability recorded as debt discount on convertible
   debentures                                                                      $    7,000,000    $            -
                                                                                   ==============    ==============
  Fair value of derivative liability recorded as deferred financing costs          $      237,754                 -
                                                                                   ==============    ==============

                 See notes to consolidated financial statements.

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                          Notes to Financial Statements
                                December 31, 2005

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

Electronic Sensor Technology, Inc. (the "Company") (formerly Bluestone Ventures, Inc.) develops and manufactures electronic devices used for vapor analysis.
It markets its products through distribution channels in over 20 countries.

BASIS OF CONSOLIDATION

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Bluestone Ventures, Inc. ("Bluestone") executed an Agreement and Plan of Merger ("Merger Agreement") by and among Bluestone, Amerasia Technology, Inc., ("Amerasia"), holder of approximately
55% of the partnership interests of Electronic Sensor Technology, L.P., ("EST"), L & G Sensor Technology, L.P., ("L&G"), holder of approximately 45% of the partnership interests of EST, Amerasia Acquisition Corp., ("AAC") a wholly-owned subsidiary of Bluestone, and L & G Acquisition Corp., ("LAC") a wholly owned subsidiary of Bluestone on January 31, 2005. Under the Merger Agreement (i) AAC merged with and into Amerasia such that Amerasia became a wholly-owned subsidiary of Bluestone, (ii) LAC merged with and into L&G such that L&G became a wholly-owned subsidiary of Bluestone, (iii) as a result of the merger of (i) and (ii), Bluestone indirectly acquired all of the partnership interests of EST and (iv) Bluestone issued 20,000,000 shares of its common stock to the shareholders of Amerasia and L&G. This merger has been treated as a purchase only of the partnership interests of Electronic Sensor Technology L.P.

For accounting purposes, the transaction was treated as a recapitalization of EST and accounted for as a reverse acquisition. Accordingly, the accompanying financial statements include the accounts of EST for the period from January 1, 2004 to December 31, 2005 and the accounts of Bluestone from February 1, 2005 to December 31, 2005.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid financial instruments with maturities of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents at December 31, 2005.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents, certificate of deposit, accounts receivables, accounts payable and accrued expenses approximate their fair value due to their short-term maturities. The fair value of the convertible debentures amounts to $7,000,000, based on the Company's incremental borrowing rate. The carrying value of the derivative liability associated with the convertible debentures approximates its fair value based on assumptions using the Black Scholes model.

CONCENTRATION OF CREDIT RISKS

The Company is subject to concentrations of credit risk primarily from cash and cash equivalents and accounts receivable. The Company maintains accounts with financial institutions, which at times exceeds the insured limit of approximately $100,000. The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions. The Company's accounts receivables are due from distributors in all other countries in which it markets its products. The Company does not require collateral to secure its accounts receivables. Three of the Company's customers accounted for approximately 36%, 16% and 16%, respectively, of its net accounts receivable at December 31, 2005. No other customers accounted for more than 10% of its net accounts receivables.

PRODUCT CONCENTRATION RISK

Substantially all of the Company's revenues derive from the sale of electronic devices used for vapor analysis.

CUSTOMER CONCENTRATION RISK

One of the Company's customers accounted for 29% of its revenues during 2005 and two of the Company's customers accounted for 20% and 10%, respectively of its revenues during 2004. No other customers accounted for more than 10% of its revenues.

INVENTORIES

Inventories are stated at the lower of cost or market, cost determined by the first-in, first-out (FIFO) method. The Company writes down its inventory for estimated obsolescence or unmarketable inventory using the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. The Company writes down inventory during the period in which such products are no longer marketable in any of their markets due to governmental regulations as well as inventory which matures within the next three months.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and are depreciated on a straight-line basis over their estimated useful lives of five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized.

Property and equipment consist of the following as of December 31, 2005:

Machinery and equipment                    $  777,017
Leasehold improvements                         39,500
Office furniture and equipment                213,041
                                           ----------
                                            1,029,558
Accumulated depreciation                     (917,010)
                                           ----------
                                           $  112,548
                                           ==========

Depreciation expense amounted to approximately $21,000 and $11,000 during 2005 and 2004, respectively.

DEFERRED FINANCING COSTS

Deferred financing costs consists of direct costs incurred by the Company in connection with the issuance of its convertible debentures. The direct costs include cash payments and fair value of warrants issued to the placement agent which secured the financing. Deferred financing costs are amortized over the term of the related convertible debentures using the effective interest rate method.

INCOME TAXES

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some or the entire deferred tax asset will not be realized.

USE OF ESTIMATES

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include, but are not limited to, the realization of receivables and the valuation of the derivative liability. Actual results may differ from these estimates.

BASIC AND DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. The outstanding options and rights amounted to 1,794,500 and 0 at December 31, 2005 and 2004, respectively. The outstanding warrants amounted to 16,603,966 and 0 at December 31, 2005 and 2004, respectively. The outstanding options and warrants at December 31, 2005 and 2004 are excluded from the loss per share computation for the respective periods due to their antidilutive effect.

STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 consist primarily of vendor payables.


DEFERRED REVENUES

Deferred revenues at December 31, 2005 amount to $141,667. The deferred revenues consist of a one-time licensing fee received by the Company during 2004 and is recognized over the terms of the agreement which is five years. The Company recognized revenues of $50,000 and $58,333 pursuant to this agreement during 2005 and 2004, respectively.


DERIVATIVE LIABILITIES

The Company accounts for its liquidated damages pursuant to Emerging Issue Task Force ("EITF") 05-04, View C, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument", subject to EITF Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Pursuant to EITF 05-04, View C, liquidated damages payable in cash or stock are accounted for as a separate derivative, which requires a periodical valuation of its fair value and a corresponding recognition of liabilities associated with such derivative. The Company accounts for its embedded conversion features and freestanding warrants pursuant to SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires a periodic valuation of their fair value and a corresponding recognition of liabilities associated with such derivatives. The recognition of derivative liabilities related to the issuance of shares of common stock is applied first to the proceeds of such issuance, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. The recognition of derivative liabilities related to the issuance of convertible debt is applied first to the proceeds of such issuance as a debt discount, at the date of issuance, and the excess of derivative liabilities over the proceeds is recognized as other expense in the accompanying consolidated financial statements. Any subsequent increase or decrease in the fair value of the derivative liabilities is recognized as other expense or other income, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred and consists primarily of salaries and related benefits, raw materials and supplies.

SEGMENT REPORTING

The Company operates in one segment, manufacturing of electronic devices used for vapor analysis. The Company's chief operating decision-maker evaluates the performance of the Company based upon revenues and expenses by functional areas as disclosed in the Company's statements of operations.

RECENT PRONOUNCEMENTS

In December 2004, the FASB issued SFAS 123 (revised 2004) "Share-Based Payment". This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123 "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees". The provisions of this Statement will be effective for the Company beginning in the first quarter of 2006. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

REVENUE RECOGNITION

The Company records revenue from direct sales of products to end-users when the products are shipped, collection of the purchase price is probable and the Company has no significant further obligations to the customer. Costs of remaining insignificant Company obligations, if any, are accrued as costs of revenue at the time of revenue recognition. Cash payments received in advance of product or service revenue are recorded as deferred revenue.

SHIPPING AND HANDLING

The Company accounts for shipping and handling costs as a component of "Cost of Sales".

INVENTORIES

Inventories are comprised of raw materials, work in process, and finished goods. Inventories are stated at the lower of cost or market and are determined using the first-in, first-out method.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the recorded amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of certain financial instruments, including accounts receivable, accounts payable and accrued liabilities, approximates their carrying value due to the short maturity of these instruments.

LONG-LIVED ASSETS

The Company reviews long-lived assets, such as property and equipment, to be held and used or disposed of, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value. At December 31, 2005 no assets were impaired.


EXTINGUISHMENT OF DEBT

During 2004, the Company recognized a gain on extinguishment of debt which lapsed pursuant to statute of limitations. The gain amounted to approximately $57,000.


(2) INVENTORY

Inventory at December 31, 2005 consist of the following:

Finished goods                $260,517
Work-in-process                464,610
Raw materials                  214,495
                            ----------
                              $939,622
                            ==========

(3) CONVERTIBLE DEBENTURES

During December 2005, we issued in a private offering, (i) $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009, convertible into 15,404,930 shares of common stock, with a conversion price of $0.4544 per share and (ii) five-year warrants to purchase 12,130,314 shares of common stock at an exercise price of $0.4761 per share. We received $7,000,000 in cash as consideration. The convertible debentures bear interest at 8% and are required to be redeemed in 9 equal quarterly payments commencing January 1, 2008. The convertible debentures and related agreements provide, among other things, for
(a) liquidated damages amounting to 2% per month of the outstanding principal amount, in cash to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures is not declared effective within 150 days of the date the debentures were issued,
(b) default interest rate of 18% and a default premium of not less than 30%, and
(c) a reset feature of the conversion price in the event of a subsequent equity or convertible financing with an effective price lower than the debenture conversion price. Additionally, the warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash. The exercise price of the warrants, which is $0.4761 per share at the date of the agreement, may be reduced to $0.001 per share, at a monthly rate $0.03 per share if the registration statement we are required to file at the request of the warrant holders with respect to the common stock underlying the warrants is not declared effective within six months of the date of issuance of the warrants.

In connection with the issuance of the convertible debentures, we issued 485,213 warrants to a company in partial consideration for financial advisory services, as well as paid $490,000 to this company. The warrants have the same terms as those granted to the debenture holders. The fair value of the warrants at the date of issuance amounted to approximately $238,000. We also incurred approximately $102,500 in additional professional fees relating to the issuance of the convertible debentures and warrants. The payments of professional fees and the fair value of the warrants, aggregating approximately $830,000 has been recorded as deferred financing costs. The deferred financing costs are amortized over the term of the convertible debentures. The amortization of deferred financing costs amounted to $17,000 during 2005.

The aggregate fair value of the warrants and embedded conversion features associated with the convertible debentures amounted to approximately $12.8 million at the date of issuance which exceeded the principal amount of the convertible debentures by $5.8 million. We recognized a debt discount of $7,000,000 at the date of issuance of the convertible debentures and the excess amount has been recorded as liability and a corresponding increase to other expense. The debt discount is recognized over the term of the convertible debentures.

The interest expense, including the amortization of debt discount but excluding charges related to the recognition of derivative liability amounted to approximately $238,000 during 2005.

(4) DERIVATIVE LIABILITIES

During February 2005, we recognized derivative liabilities of approximately $6.6 million pursuant to the issuance of 3,985,000 freestanding warrants and granting certain registration rights which provided for liquidated damages in the event of failure to timely register the shares in connection with the issuance of shares of common stock and the related warrants.

The registration rights of these investors are such that if the Company fails to register the investors shares, including the shares underlying the warrants, the Company will pay a cash penalty amounting to 1% of the amount invested per month, $39,850, if the registration statement is not filed within 60 days of demand or is not declared effective within 150 days from the date of initial filing. The maximum liability associated with the liquidated damages amount to 49% of the gross proceeds associated with the issuance of shares of common stock, which amounts to $1,952,650. The percentage of liquidated damages amounts to the difference between 60 months, which is the inherent time limitation under which the underlying shares would be free-trading (three year term and two year holding period) and 11 months, which is the grace period for registering the shares (no demand permitted for four months, two-month period to file and five-month period to become effective), times the penalty percentage, which is 1%.

Additionally, because there is no explicit number of shares that are to be delivered upon satisfaction of the liquidated damages, the Company is unable to assert that it had sufficient authorized and unissued shares to settle the liquidated damages. Accordingly, all of the Company's previously issued and outstanding instruments, such as warrants and options as well as those issued in the future, would be classified as liabilities as well, effective with the granting of the registration rights. The fair value of the derivative liabilities at the date of issuance of the warrants and the granting of registration rights and at December 31, 2005 is as follows:

                                          At issuance    At December 31, 2005
                                          ------------   ---------------------
Freestanding warrants                     $  6,017,350   $                   -
Liquidated damages                        $    577,659   $             631,740

Other outstanding Options and warrants    $  2,506,994   $              35,980


The Company used the following assumptions to measure the identified derivatives as follows:

At the date of issuance of the shares of common stock, related warrants, and registration rights

Freestanding warrants

                              At issuance     At December 31, 2005
                              ------------    ---------------------
Market price:                 $       2.40    $                0.34
Exercise price:               $       1.00    $                1.00
Term:                              3 years               2.08 years
Volatility:                             39%                      39%
Risk-free interest rate:              2.78%                    4.39%
Number of warrants:              3,985,000                3,985,000

Liquidated damages

                               At issuance     At December 31, 2005
                               ------------    ---------------------
Market price:                  $       2.40    $                0.34
Exercise price:                $       2.40    $                0.34
Term:                            4.08 years               3.17 years
Volatility:                              39%                      39%
Risk-free interest rate:               2.78%                    4.39%
Maximum liability:             $  1,952,650    $           1,952,650

Other options and warrants

                                      At issuance     At December 31, 2005
                                      ------------    ---------------------
Market price:                         $       2.40    $                0.34

Exercise price:                       $       1.00    $                1.00

Term:                                    3-4 years                3-4 years
Volatility:                                     39%                      39%
Risk-free interest rate:                      2.78%                    4.39%

Outstanding other options and            1,591,871                1,591,871
 warrants:


During December 2005, in connection with the issuance of the convertible debentures, the Company determined that the conversion feature of the convertible debentures represents an embedded derivative since the debentures are convertible into a variable number of shares upon conversion and, among other things, a liquidated damage clause contained in the registration rights agreement requires the Company to pay 2% per month of the outstanding principal amount of the debentures, in cash to the debenture holders in the event that a registration statement covering the shares underlying the convertible debentures and warrants is not declared effective within 150 days of the date the debentures were issued. Accordingly, the convertible debentures are not considered to be conventional debt under EITF 00-19 and the embedded conversion feature must be bifurcated from the debt host and accounted for as a derivative liability. Furthermore, the related warrants require that the Company reimburse any holder of a warrant in respect of any trading loss resulting from the failure of the Company to timely deliver shares issued pursuant to the exercise of warrants. This compensation may be paid in shares of common stock or cash.

The Company believes that the aforementioned embedded derivatives and freestanding warrants meet the criteria of SFAS 133 and EITF 00-19, when appropriate, and should be accounted for as separate derivatives with a corresponding value recorded as liability.

The embedded conversion features are as follows:

Default Interest Rate: 10%, which is the difference between the default rate and the contractual rate.

Reset Feature Following Subsequent Financing: 10%, which is the effective discount to market value we would offer in the event we provide for a subsequent private placement financing

Liquidated Damage Clause: 38%, which is the difference, in months between the time the underlying shares are free-trading and the grace period to obtain a registration statement, multiplied by the liquidated damage rate of 2% per month.

Mandatory Premium Upon Default: 30%

The fair value of the derivative liabilities at the date of issuance of the convertible debentures and at December 31, 2005 are as follows:

                                      At issuance    At December 31, 2005
                                      ------------   ---------------------
Freestanding warrants                 $  6,181,608   $           4,289,279
Embedded Conversion Features          $  7,375,880   $           7,823,529

The Company used the following assumptions to measure the identified derivatives as follows:

Embedded conversion features

                                      At issuance     At December 31, 2005
                                      ------------    ---------------------
Market price:                         $      0.488    $                0.34
Conversion price:                     $     0.4544    $               0.306
Term:                                      5 years               4.92 years
Volatility:                                     39%                      39%
Risk-free interest rate:                      4.39%                    4.39%
Maximum liability:
  Principal debentures:               $  7,000,000    $           7,000,000
  Default interest rate:              $  3,500,000    $           3,500,000
  Reset feature:                      $    700,000    $             700,000
  Liquidated damages:                 $  2,660,000    $           2,660,000
  Default premium:                    $  2,100,000    $           2,100,000

Freestanding warrants

The derivative liability amounts to the fair value of the warrants issuable upon exercise, assuming that the underlying shares will not be timely registered. We computed the fair value of this embedded derivative using the Black Scholes valuation model with the following assumptions:

                                      At issuance     At December 31, 2005
                                      ------------    ---------------------
Market price:                         $      0.488    $                0.34
Exercise price:                       $      0.001    $               0.001
Term:                                      5 years               4.92 years
Volatility:                                     39%                      39%
Risk-free interest rate:                      4.39%                    4.39%

The aggregate fair value of the warrants and embedded conversion features amounted to approximately $13.6 million at the date of issuance which exceeded the principal amount of the convertible debentures by $6.6 million. Additionally, approximately $238,000 of the fair value of the warrants was recorded as deferred financing costs. The excess amount of approximately $6.3 million has been recorded as liability and a corresponding increase to other expense.

The aggregate fair value of all derivative liabilities upon issuance of the various debt and equity instruments, less amounts allocated to the net proceeds of the issuance of common stock and convertible debentures, amounted to approximately $11.6 million at December 31, 2005. The decrease in fair value between the date of issuance of the various debt and equity instruments and December 31, 2005 amounted to approximately $11.4 million and has been recorded as other income.


(5) LINE OF CREDIT

In September 2004, the Company's subsidiary renewed its revolving line of credit agreement for borrowings up to $1,800,000. The line of credit was assumed and renewed by the Company. The line of credit matured in February 2006. Borrowings under this agreement bear interest at prime, are guaranteed by certain related parties and are collateralized with the assets of the Company and by the certificate of deposit. No amounts were due under this line of credit at December 31, 2005.

(6) NOTES PAYABLE - RELATED PARTIES

On September 12, 1999, the Company's subsidiary issued convertible promissory notes to its general and limited partners' in consideration of $1,000,000. The convertible promissory notes were due September 12, 2005 and were convertible at the election of the holder into Class A Units or Class A Equivalents at a conversion price of $2, on or after the maturity date. The notes bore interest at a rate of 5% per annum. At December 31, 2004 interest due under these notes was $265,000.

During 2004, the Company's subsidiary entered into notes payable to the general partner amounting to $272,000. The notes bore interest at 5% per annum.

In January 2005 the notes payable to related parties of $1,272,000 plus accrued interest of $313,262 were converted into 1,585,262 shares of common stock of the Company.

(7) PARTNERS' LOANS PAYABLE

The Company entered into short-term loans with three partners' of its subsidiary prior to the merger. The notes were non-interest bearing and due on demand. The loans were due upon successful closure of a private placement of new ownership interests. In January 2005 the loans payable to three partners of Electronic Sensor Technology L.P., totaling $1,198,630 were converted into 1,198,630 shares of common stock of the Company.

In September 2004, three partners' of its subsidiary lent additional funds to the Partnership. The agreements were for borrowings up to $100,000, from each partner, payable on March 31, 2005. Borrowings under these agreements bore interest at prime and were guaranteed by the officers. At December 31, 2004 the total amount outstanding for these loans was $110,000. The loans were paid off in March 2005.

(8) DUE TO RELATED PARTY

The Company's subsidiary received funds from Amerasia Technology, Inc., a related party, for various purposes during the normal course of business. The amount due to Amerasia as of December 31, 2004 was $60,000 and was fully repaid during 2005. The due to related party was non-interest bearing and payable on demand.

(9) ACCRUED COMPENSATION DUE TO OFFICERS

Three officers employed by the Company's subsidiary agreed to defer a portion of their salaries until such time as it is financially able to meet these financial obligations. During January 2005 the officers forfeited their accrued compensation amounting to $934,957 which was recorded as additional paid-in capital.

(10) STOCKHOLDERS' DEFICIT

COMMON STOCK

Shares issued pursuant to private placement

The Company entered into various Subscription Agreements with certain investors on January 31, 2005. Under these Subscription Agreements, the Company issued 3,985,000 shares of its common stock ("shares") and warrants to purchase 3,985,000 shares at $1.00 per share to certain investors for gross proceeds of $3,985,000. The Company received the gross proceeds of the sale of these shares on February 1, 2005. The Company received proceeds, net of financing costs, of approximately $3,822,000.

Shares issued pursuant to the Mergers

By virtue of the Mergers, all shares of common stock of Amerasia were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 4.6223537 shares of Bluestone common stock for each share of Amerasia common stock and all shares of common stock L&G were converted into the right to receive shares of common stock of Bluestone at an exchange ratio of 90 shares of Bluestone common stock for each share of L&G common stock. In addition, all 200,000 Class C limited partnership units of Electronic Sensor Technology L.P. were automatically converted into 200,000 shares of Bluestone common stock. The combined effect of the adjustment of the shares pursuant to the Mergers was to cancel 54,279,147 share of common stock held by certain of the pre-merger stockholders of the Company and the issuance of 20,200,000 shares of common stock to the pre-merger partners of EST.

Conversion of shares for pre-merger liabilities

In connection with the Mergers, the Company issued, in aggregate, 2,783,892 shares of common stock in satisfaction of liabilities incurred pursuant to notes payable, loan payable, and related accrued interest to related parties.

Shares issued pursuant to services

The purchase price for the Mergers was 20,000,000 shares of Bluestone common stock. The closing of the mergers occurred on February 1, 2005 (the "Closing Date").

During December 2005, the Company issued 130,000 shares of common stock to a consultant for services rendered. The fair value of such shares amounted to approximately $75,000 based on the quoted price of the Company's shares at the date of issuance.

OPTIONS

In 2005, the Board of Directors adopted the Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan. The purpose of the Stock Incentive Plan is to attract and retain the services of experienced and knowledgeable individuals to serve as our employees, consultants and directors. On the date the Stock Incentive Plan was adopted, the total number of shares of common stock subject to it was 5,000,000. The Stock Incentive Plan is currently administered by the Board of Directors, and may be administered by any Committee authorized by the Board of Directors, so long as any such Committee is made up of Non-Employee Directors, as that term is defined in Rule 16(b)-3(b) of the Securities Exchange Act of 1934.

The Stock Incentive Plan is divided into two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Under the Discretionary Option Grant Program, eligible persons may, at the discretion of the administrator, be granted options to purchase shares of common stock and stock appreciation rights. Under the Stock Issuance Program, eligible persons may, at the discretion of the administrator, be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered for Electronic Sensor Technology (or a parent or subsidiary of Electronic Sensor Technology).

Pursuant to the terms of the Discretionary Option Grant Program, the exercise price per share is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the date of grant, unless the recipient of a grant owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of the option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, with shares of the common stock of Electronic Sensor Technology already owned by the person or through a special sale and remittance procedure, provided that all applicable laws relating to the regulation and sale of securities have been complied with. This special sale and remittance procedure involves the optionee concurrently providing irrevocable written instructions to: (i) a designated brokerage firm to effect the immediate sale of the purchased shares and remit to Electronic Sensor Technology, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by Electronic Sensor Technology by reason of such exercise and
(ii) Electronic Sensor Technology to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. The term of an option granted pursuant to the Discretionary Option Grant Program may not be more than 10 years.

The Discretionary Option Grant Program also allows for the granting of Incentive Options to purchase common stock, which may only be granted to employees, and are subject to certain dollar limitations. Any options granted under the Discretionary Option Grant Program that are not Incentive Options are considered Non-Statutory Options and are governed by the aforementioned terms. The exercise price of an Incentive Option must be no less than 100% of the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of Electronic Sensor Technology's common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. The term of an Incentive Option granted may not be more than five years if the option is granted to a recipient who owns 10% or more of Electronic Sensor Technology's common stock, or 10 years for all other recipients of Incentive Options. Incentive Options are otherwise governed by the general terms of the Discretionary Option Grant Program.

Pursuant to the terms of the Stock Issuance Program, the purchase price per share of common stock issued is fixed by the administrator, but may not be less than 85% of the fair market value of the common stock on the issuance date, unless the recipient of a such common stock owns 10% or more of Electronic Sensor Technology's common stock, in which case the purchase price must not be less than 100% of the fair market value. Common stock may be issued in exchange for cash or past services rendered to Electronic Sensor Technology (or any parent or subsidiary of Electronic Sensor Technology). Common stock issued may be fully and immediately vested upon issuance or may vest in one or more installments, at the discretion of the administrator.

The following pro forma information regarding stock-based compensation has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS 123. For purposes of the proforma calculations, the fair value of each option granted in 2005 and 2004 was estimated at the date of grant using the Black-Scholes model with the following assumptions used: risk-free interest rate: 4.39%, respectively; dividend yield: none; volatility: 39% (at the date of grant); expected lives: 3 years.


No stock-based employee compensation cost is reflected in net income, as all options granted under the Company's plans had an exercise price equal to or above market value of the underlying common stock on the date of grant. However, the Company has recognized another expense in connection with the recognition of derivative liability associated with the outstanding options at the date of issuance of certain derivatives and freestanding warrants. Furthermore, the Company has recognized income from the decrease in fair value of the derivative liabilities associated with the options. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for grants under those plans consistent with the method of SFAS No. 123, the Company's cash flows would have remained unchanged; however net loss and loss per share would have been reduced to the pro forma amounts indicated below:


                                                                        2005             2004
                                                                    -------------    -------------
Net loss as reported:                                               $  (4,178,488)   $    (411,216)
  Deduct: Total stock-base employee compensation expense
   determined under fair value based method for all awards, net
   of related tax effects                                                 (12,500)              (-)
                                                                    -------------    -------------
  Net loss pro forma                                                $  (4,165,988)   $    (411,216)
                                                                    =============    =============

A summary of the activity during 2005 and 2004 of the Company's stock option plan and options and rights granted prior to the adoption, or otherwise outside, of the 2005 Stock Incentive Plan is presented below:

                                             Options     Weighted Average
                                           and Rights     Exercise Price
                                           -----------   -----------------
Outstanding at January 1, 2004                       -   $               -
  Granted                                            -                   -
  Exercised                                          -                   -
  Expired or cancelled                               -                   -
                                           -----------   -----------------
  Outstanding at December 31, 2004                   -                   -

  Granted                                    1,794,500                0.89
  Exercised                                          -                   -

                                             Options      Weighted Average
                                            and Rights     Exercise Price
                                           ------------   -----------------
  Expired or cancelled                                -                   -
                                           ------------   -----------------
  Outstanding at December 31, 2005            1,794,500   $            0.89
                                           ============   =================
  Exercisable at December 31, 2004                   -    $               -
                                           ============   =================

  Exercisable at December 31, 2005              969,500   $            1.03

                                           ============   =================

The weighted average remaining contractual life and weighted average exercise price of options and rights outstanding at December 31, 2005, for selected exercise price ranges, is as follows:

Options outstanding:

                                                      Weighted average remaining   Weighted average
Range of exercise prices      Number of options            contractual life         exercise price
------------------------   -----------------------    --------------------------   -----------------
$                   0.64                   750,000                           9.5   $           0.64
               1.00-1.05                   969,500                          9.91               1.03
                    1.57                    75,000                          9.91               1.57

WARRANTS

During February 2005, the Company issued 3,985,000 warrants in connection with the Subscription Agreements. These warrants have an exercise price of $1.00 per share. These warrants expire in 2008. The fair value of the warrants has been accounted as a derivative liability at the date of issuance and at December 31, 2005.

During February 2005, the Company issued 1,591,871 warrants in connection with its merger. These warrants have an exercise price of $1.00 per share. These warrants expire in 2010. The fair value of the warrants has been accounted as a derivative liability at the date of issuance and at December 31, 2005.

During December 2005, the Company issued 12,615,527 warrants in connection with the issuance of its convertible debentures. These warrants have an exercise price of $0.4761 per share. The exercise price per share may be reduced to $0.001 per share in the event the Company fails to timely register the underlying shares. Furthermore, the warrants could be converted in cash if certain events occur, such as a provision which require compensation for buy-in on failure to timely deliver shares issued pursuant to the exercise of warrants, whereas we reimburse the warrantholders for shares they purchase on the market at the market price for shares issued pursuant to the exercise of warrants we fail to issue in a timely manner. This compensation may be paid in shares of common stock or cash. These warrants expire in 2010. The fair value of the warrants has been accounted as a derivative liability at the date of issuance and at December 31, 2005.

During December 2005, the Company issued 350,000 warrants to an investor relations firm in partial satisfaction of amounts due to the firm. The warrants have an exercise price of $2.40 and expire in 2010. No value was attributed to the issuance of such warrants based on the Black Scholes model using the following assumptions: volatility: 39%; dividend rate: 0%, term: 5 years, risk-free interest rate: 4.39%.

A summary of the activity during 2005 and 2004 of the Company's warrants is presented below:

                                                             Weighted Average
                                            Warrants          Exercise Price
                                          ------------       ----------------
Outstanding at January 1, 2004                       -       $              -
  Granted                                            -                      -
  Exercised                                          -                      -
  Expired or cancelled                               -                      -
  Outstanding at December 31, 2004                   -                      -
  Granted                                   18,542,398                   0.67

                                                             Weighted Average
                                            Warrants          Exercise Price
                                          ------------       ----------------
  Exercised                                          -                      -
  Expired or cancelled                               -                      -
                                          ------------       ----------------
  Outstanding at December 31, 2005          18,542,398       $           0.67
                                          ============       ================

  Exercisable at December 31, 2004                   -                      -

                                          ============       ================
  Exercisable at December 31, 2005          18,542,398       $           0.67
                                          ============       ================

The weighted average remaining contractual life and weighted average exercise price of warrants outstanding at December 31, 2005, for selected exercise price ranges, is as follows:

                                                Weighted average remaining   Weighted average
Range of exercise prices   Number of warrants        contractual life         exercise price
------------------------   ------------------   --------------------------   -----------------
$                   0.48           12,615,527                   4.91 years   $            0.48
                    1.00            5,576,871                   4.09 years                1.00
                    2.40              350,000                   4.91 years                2.40

(11) COMMITMENTS AND CONTINGENCIES

LEASES

The Company rents office space in Newbury Park, California. The lease expires in September 2006 with an optional extension through September 2007.

Rental expense associated with this lease amounted to $155,581 and $155,581 during 2005 and 2004, respectively.

(12) RETIREMENT SAVINGS PLAN

The Company sponsors a 401(k) retirement savings plan (the plan) which covers most of its full-time employees. Eligible employees may elect to contribute a percentage of their compensation to the Plan. Matching contributions by the Company equal 50% of the eligible participant's tax-deferred contribution percentage for each payroll period of up to a maximum election of 3% and 6% per payroll period, during 2005 and 2004, respectively. During 2005 and 2004, the Company contributed approximately $27,000 and $10,000, respectively, to the Plan.

(13) Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes, as of December 31, 2005, are as follows:

     Deferred tax assets:
     Net operating loss carryforward       $ 900,000
     Less valuation allowance               (900,000)
                                           ---------
     Total net deferred tax assets:        $       -
                                           =========

The Company's net operating losses amounts to approximately $2.1 million at December 31, 2005 and expire in 2025.

SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported, if any, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $ 900,000 at December 31, 2005 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance during 2005 and 2004 was a decrease of approximately $900,000 and $0, respectively.

The federal statutory tax rate reconciled to the effective tax rate during 2005 and 2004, respectively, is as follows:

                                           2005       2004
                                          ------     ------
Tax at U.S. Statutory Rate:                 35.0%      35.0%
State tax rate, net of federal benefits      5.7        5.7
Change in valuation allowance              (40.7)     (40.7)
                                          ------     ------
Effective tax rate                           0.0%       0.0%
                                          ======     ======

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     On April 18, 2005, Electronic Sensor Technology engaged Sherb & Co. LLP as our independent registered public accounting firm.

     Manning Elliott Chartered Accountants resigned as Electronic Sensor Technology's auditors effective from April 18, 2005. Manning Elliott served as Bluestone's (now Electronic Sensor Technology) independent auditors for fiscal years ended December 31, 2004 and December 31, 2003. Manning Elliott's report on Bluestone's (now Electronic Sensor Technology) consolidated financial statements for the audit reports fiscal years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles except as follows: In Manning Elliott's audit reports dated April 7, 2005 and March 25, 2004 for Bluestone's (now Electronic Sensor Technology) fiscal years ended December 31, 2004 and December 31, 2003, respectively, Manning Elliott indicated that: "The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue since inception and will need additional financing to sustain operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."

     The decision to change accountants was approved and recommended by the Board of Directors.

     During the fiscal years ended December 31, 2004 and December 30, 2003 and until Manning Elliott's resignation, there were no disagreements with Manning Elliott within the meaning of item 304 of regulation S-B or any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements if not resolved to Manning Elliott's satisfaction, would have caused Manning Elliott to make reference to the subject matter of the disagreements in connection with its reports. During the fiscal years ended December 31, 2004 and December 31, 2003, until Manning Elliott's resignation, there were no "reportable events" (as such term is defined in item 304(a)(1)(v) of regulation S-K).

     During Electronic Sensor Technology's two most recent fiscal years and any subsequent interim period prior to the engagement of Sherb & Co. LLP, neither Electronic Sensor Technology nor anyone on Electronic Sensor Technology's behalf consulted with Sherb & Co. LLP, regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on Electronic Sensor Technology's financial statements or (ii) any matter that was either the subject of a "disagreement" or a "reportable event."

     Electronic Sensor Technology requested that Manning Elliott review the disclosure contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005, which is reproduced herein, and Manning Elliott furnished Electronic Sensor Technology with a letter addressed to the Commission containing any new information, clarification of Electronic Sensor Technology's expression of Manning Elliott's views, or the respects in which Manning Elliott did not agree with the statements contained in Electronic Sensor Technology's current report filed on Form 8-K on April 19, 2005. A copy of Manning Elliott's letter is included as an Exhibit to this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION


     We file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K with the SEC. You may read and copy any materials that Electronic Sensor Technology files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at: http://www.sec.gov. More information regarding Electronic Sensor Technology is available at our website: http://www.znose.com. The information on or that can be accessed through our website is not part of this prospectus.

     This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about Electronic Sensor Technology, investors should refer to the registration statement and its exhibits. A copy of the registration statement and its exhibits may be inspected, without charge, at the SEC's Public Reference Room or on the SEC's web site.

     It is important for you to analyze the information in this prospectus, the registration statement and the exhibits to the registration statement before you make your investment decision.

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are based on our management's estimates and assumptions and take into account only the information available at the time the forward-looking statements are made. Although we believe these estimates and assumptions are and will be reasonable, forward-looking statements involve risks, uncertainties and other factors that could cause our actual results to differ materially from those suggested in the forward-looking statements. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Electronic Sensor Technology set forth in this prospectus. The words "anticipates," "estimates," "projects," "forecasts," "goals," "believes," "expects," "intends," and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties.

     Our actual results, performance or achievement could differ materially from those expressed in, or implied by, forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Electronic Sensor Technology. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  LEGAL MATTERS

     The validity of the common stock offered hereunder will be passed upon by Snell & Wilmer LLP.

                                     EXPERTS

         The financial statements of Electronic Sensor Technology for the fiscal years ended December 31, 2005 and 2004 included in this prospectus have been so included in reliance on the report of Sherb & Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                               *       *       *

                     [LOGO OF ELECTRONIC SENSOR TECHNOLOGY]

                       ELECTRONIC SENSOR TECHNOLOGY, INC.
                        25,448,983 SHARES OF COMMON STOCK

                                   ----------

                                   PROSPECTUS

                                   ----------

     We have not authorized anyone to give you any information that differs from the information in this prospectus. If you receive any different information, you should not rely on it.

     The delivery of this prospectus shall not, under any circumstances, create an implication that Electronic Sensor Technology, Inc. is operating under the same conditions that it was operating under on the date of this prospectus. Do not assume that the information contained in this prospectus is correct at any time past the date indicated.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

     This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                                 Dated [_________], 2006

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subject to certain limitations, Nevada Revised Statute 78.7502 provides that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he . . . [a]cted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

     Our bylaws provide in pertinent part, with respect to indemnification of our directors that "[t]he Directors shall cause the Corporation to indemnify a Director or former Director of the Corporation . . . against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment
.. . . in an action or proceeding to which he is or they are made a party by reason of his or her being or having been a Director of the Corporation . . .
including an action brought by the Corporation . . . ."

     With respect to indemnification of officers of Electronic Sensor Technology, the bylaws provide, in pertinent part, that "[t]he Directors may cause the Corporation to indemnify an officer, employee or agent of the Corporation . . . (notwithstanding that he is also a Director) . . . against all costs, charges and expenses incurred by him or them and resulting from his or her acting as an officer, employee or agent of the Corporation . . . . In addition the Corporation shall indemnify the Secretary or an Assistance [sic] Secretary of the Corporation (if he is not a full time employee of the Corporation and notwithstanding that he is also a Director) . . . against all costs, charges and expenses incurred by him or them and arising out of the functions assigned to the Secretary by the Corporation Act or these Articles . . .. ."

     Our bylaws also allow our directors to cause Electronic Sensor Technology to "purchase and maintain insurance for the benefit of a person who is or was serving as a Director, officer, employee or agent of the Corporation . . . against liability incurred by him as a Director, officer, employee or agent." We maintain a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     Anyone serving on a committee appointed by the Board of Directors to administer Electronic Sensor Technology's 2005 Stock Incentive Plan is entitled to the full indemnification and reimbursement to which members of the Board of Directors are entitled under the Stock Incentive Plan. Under the terms of the Stock Incentive Plan, no member of the Board of Directors is liable for any act or omission made in good faith with respect to the Stock Incentive Plan or any option grants or stock issuances under the Stock Incentive Plan.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated to be as follows:

     SEC registration fee.................................$   1,516.42
     Printing fees*.......................................$       0.00

     Legal fees and expenses*.............................$  90,000.00
     Accounting fees and expenses*........................$  20,000.00

    Miscellaneous*.......................................$   1,500.00

       Total..............................................$ 113,016.42


     ----------
     *  Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     We relied upon Section 4(2) of the Securities Act in claiming exemption from registration of the securities described below due to the knowledge and experience in financial and business matters of the investors involved, there was no public offering of such securities, there was no general solicitation or advertising involved in the offers or sales of the securities and the issuances otherwise met the requirements for exemption from registration pursuant to
Section 4(2). We have provided below the facts relied upon in order to make the
Section 4(2) exemption available for each transaction.

     On December 7, 2005, we issued to Midsummer and Islandia, in a private offering, (i) $7,000,000 aggregate principal amount of convertible debentures due December 7, 2009, convertible into 15,404,930 shares of common stock, with a conversion price of $0.4544 per share and (ii) five-year warrants to purchase 13,574,399 shares of common stock at an exercise price of $0.4761 per share. We received $4,500,000 in cash from Midsummer and $2,500,000 in cash from Islandia in exchange for the debentures and warrants. There were a total of 2 investors in this transaction (Midsummer and Islandia), and each investor represented and warranted to us, among other things, the following:

     (i) that the debentures and warrants were being acquired for its own account and not with a view to distribute such debentures and warrants;

     (ii) that such investor is an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities act or a "qualified institutional buyer" as defined in Rule 144A(a) under the Securities Act;

     (iii) that such investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of such investment; and

     (iv) that such investor was not purchasing the debentures and warrants as a result of any advertisement, article, notice or other communication regarding the securities.

     On December 7, 2005, we also issued, in a private offering, a five-year warrant to purchase 485,213 shares of common stock at an exercise price of $0.4761 per share to Montgomery in partial consideration for financial advisory services performed by Montgomery in connection with the foregoing private offering. Montgomery was the only investor in this transaction, and Montgomery provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On December 5, 2005, we issued to CEOcast, in a private offering, 130,000 shares of common stock in partial consideration of investor relations services provided to Electronic Sensor Technology by CEOcast. CEOcast was the only investor in this transaction, and CEOcast provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On December 5, 2005, we issued to HomelandSecurityStocks, in a separate private offering, a five-year warrant to purchase 350,000 shares of common stock at an exercise price of $2.40 per share in partial settlement of litigation between Electronic Sensor Technology and HomelandSecurityStocks. HomelandSecurityStocks was the only investor in this transaction, and HomelandSecurityStocks provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On October 7, 2005, we granted to James Frey, Chairman of the Board of Directors, non-qualified options to purchase 250,000 shares of common stock at an exercise price of $0.64 per share under our 2005 Stock Incentive Plan. Mr. Frey's stock options will vest as follows: one quarter of the options will vest on March 8, 2006, one quarter on September 8, 2006, one quarter on March 8, 2007 and one quarter on September 8, 2007, provided Mr. Frey is still participating as a member of our Board of Directors at the end of each such six-month period. Such options were granted to Mr. Frey as compensation for his service as Chairman of the Board of Directors. Mr. Frey was the only investor in this transaction, and this transaction qualified for exemption from registration by virtue of Mr. Frey's position as Chairman of the Board of Electronic Sensor Technology and Mr. Frey's representation to us that he was acquiring such securities for his own account and not with a view toward distribution.

     On October 7, 2005, we granted to Matthew Collier, former President and Chief Executive Officer of Electronic Sensor Technology, non-qualified options to purchase 500,000 shares of common stock at an exercise price of $0.64 per share. Mr. Collier's options would have vested, 33% annually (and 34% in the third year), provided Mr. Collier was still employed by Electronic Sensor Technology at the end of each such annual period. On January 25, 2006, Mr. Collier resigned from his position as President and Chief Executive Officer of Electronic Sensor Technology, and is no longer employed by Electronic Sensor Technology. Pursuant to the terms of Mr. Collier's employment agreement, upon Mr. Collier's resignation, the vesting schedule of his options was accelerated by six months. In addition, pursuant to the terms of the Settlement Agreement, Mutual Release and Amendment of Option Agreement entered into between Electronic Sensor Technology and Mr. Collier on January 25, 2006, options to purchase 200,000 shares of common stock at an exercise price of $0.64 per share will vest in the first vesting period, which, as a result of the six-month acceleration of the vesting of the options, was deemed to occur on November 26, 2005. In accordance with the terms of the Option Agreement, Mr. Collier's resignation will result in the forfeiture of the unvested options to purchase 300,000 shares of common stock, and Mr. Collier will have three months from January 25, 2006 in which to exercise the vested options to purchase 200,000 shares of common stock. Mr. Collier also was granted 75,000 shares of restricted common stock on January 25, 2006, subject to a right of first refusal by Electronic Sensor Technology in the event Mr. Collier wishes to sell such shares. Such shares and options were granted to Mr. Collier as compensation for his service as President and Chief Executive Officer. Mr. Collier was the only investor in these transactions, and these transactions qualified for exemption from registration by virtue of Mr. Collier's position as Chairman of the Board of Electronic Sensor Technology and Mr. Collier's representation to us that he was acquiring such securities for his own account and not with a view toward distribution.

     On February 1, 2005, in connection with various mergers whereby Electronic Sensor Technology, Inc. acquired Electronic Sensor Technology, L.P., we issued, in a private offering, 3,985,000 shares of common stock and three-year warrants to purchase 3,985,000 shares of common stock at an exercise price of $1.00 per share. In exchange for such common stock and warrants, we received $3,985,000 in cash from investors. There were 38 investors in this transaction, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On the same date, certain bridge investors of Electronic Sensor Technology, L.P. exchanged Class C Partnership Interests in Electronic Sensor Technology, L.P. for 200,000 shares of common stock and warrants to purchase 200,000 shares of common stock at $1.00 per share. There were 7 investors in this transaction, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On the same date, we issued 20,000,000 shares of common stock to shareholders of Amerasia Technology, Inc. and L&G Sensor Technology, L.P., holders of the partnership interests of Electronic Sensor Technology, L.P. On the same date, we also issued 2,783,741 shares of common stock and warrants to purchase 1,391,871 shares of common stock at an exercise price of $1.00 per share, so long as the trading price of the common stock is at least $1.50 per share, in exchange for the cancellation of certain debt by Electronic Sensor Technology, L.P. debtholders.

On the same date, in connection with the mergers, options to purchase 969,500 limited partnership interests of Electronic Sensor Technology, L.P. were terminated and replaced by options to purchase 969,500 shares of common stock of Electronic Sensor Technology, Inc. The replacement options of Electronic Sensor Technology, Inc. carried over the same exercise prices and vesting provisions as the options to purchase limited partnership interests of Electronic Sensor Technology, L.P. There were 20 investors, in the aggregate, in the foregoing 3 related transactions, and each investor provided us with similar representations and warranties as those given by Midsummer and Islandia, described above.

     On March 1, 2004, Bluestone issued, in a private offering, 260,000 shares of common stock at $0.25 per share. In exchange for such common stock, Bluestone received $65,000 in cash from investors. We are not aware of the factual circumstances surrounding Bluestone's reliance on an exemption from registration of such securities.

ITEM 27.  EXHIBITS.

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------

See Exhibit Index.

ITEM 28.  UNDERTAKINGS.

     (a)  Electronic Sensor Technology hereby undertakes and will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) For determining liability of the undersigned company under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned company undertakes that in a primary offering of securities of the undersigned company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned company relating to the offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned company or used or referred to by the undersigned company;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned company or its securities provided by or on behalf of the undersigned company; and

          (iv) Any other communication that is an offer in the offering made by the undersigned company to the purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Electronic Sensor Technology pursuant to the foregoing provisions, or otherwise, Electronic Sensor Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Electronic Sensor Technology of expenses incurred or paid by a director, officer or controlling person of Electronic Sensor Technology in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Electronic Sensor Technology will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             *         *         *

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment No. 3 to registration statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Newbury Park, state of California on April 28, 2006.


                                       ELECTRONIC SENSOR TECHNOLOGY, INC.


                                       By: /s/ Teong Lim
                                           -------------------------------------
                                           Teong Lim
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


     In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.



Date: April 28, 2006                   By: /s/ Teong Lim

                                           -------------------------------------
                                           Teong Lim
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)



Date: April 28, 2006                   By: /s/  Francis Chang

                                           -------------------------------------
                                           Francis Chang
                                           Secretary and Vice President of
                                           Finance and Administration
                                           (Principal Financial Officer and
                                           Principal Accounting Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to registration statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.




Date: April 28, 2006                   By:                 *

                                           -------------------------------------
                                           James Frey, Chairman



Date: April 28, 2006                   By:                 *

                                           -------------------------------------
                                           Francis Chang, Director



Date: April 28, 2006                   By:                 *

                                           -------------------------------------
                                           Teong Lim, Director


                                       By:
                                           -------------------------------------
                                           Edward Staples, Director


                                       By:
                                           -------------------------------------
                                           Mike Krishnan, Director



Date: April 28, 2006                   By:                 *

                                           -------------------------------------
                                           James Wilburn, Director

*By: /s/  Francis Chang
     ------------------
     Francis Chang
     Attorney-in-Fact

          EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------------------------------------------------------------------

3.1      Articles of Incorporation of Electronic Sensor Technology, as amended.*

4.1 Description of our common stock in Article Fourth of the Amendment to Electronic Sensor Technology's Articles of Incorporation dated January 25, 2005 (incorporated by reference from Exhibit 3.1 hereto).

4.2 Description of rights of shareholders of Electronic Sensor Technology in Article I and Article VI of Electronic Sensor Technology's Bylaws (incorporated by reference from Exhibit 3.2 of the amended registration statement on Form SB-2/A filed on June 16, 2003).

5.1      Opinion of Snell & Wilmer LLP regarding validity of the common stock.*

10.1 Term Sheet dated December 2, 2004 between Bluestone Ventures Inc. and Electronic Sensor Technology, L.P. (incorporated by reference from
         Exhibit 10.1 of the current report on Form 8-K filed on January 10,
         2005).

10.2 Agreement and Plan of Merger dated as of January 31, 2005, by and among Bluestone Ventures Inc., Amerasia Technology, Inc., L&G Sensor Technology, Inc., Amerasia Acquisition Corp. and L&G Acquisition Corp. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on February 7, 2005).

10.3 Form of Subscription Agreement between Bluestone Ventures Inc. and each investor on the signature page thereto (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on February 7,
         2005).

10.4 Electronic Sensor Technology, Inc. 2005 Stock Incentive Plan (incorporated by reference from Exhibit 10.1 of the annual report on Form 10-KSB filed on April 15, 2005).

10.5     Form of Stock Option Agreement (incorporated by reference from
         Exhibit 10.2 of the annual report on Form 10-KSB filed on April 15,
         2005).

10.6 Business Loan Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from
         Exhibit 10.4 of the annual report on Form 10-KSB filed on April 15,
         2005).

10.7 Commercial Security Agreement dated March 11, 2005, between Electronic Sensor Technology, Inc. and East West Bank (incorporated by reference from Exhibit 10.5 of the annual report on Form 10-KSB filed on April 15, 2005).

10.8 Letter agreement dated as of May 16, 2005, by and between Electronic Sensor Technology, Inc. and Matthew Collier (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K/A filed on October 6, 2005).

10.9 Letter agreement dated as of October 3, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from
         Exhibit 10.1 of the current report on Form 8-K filed on October 7,
         2005).

10.10 Letter agreement dated as of February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from
         Exhibit 10.2 of the current report on Form 8-K filed on October 7,
         2005).

10.11 Addendum dated as of April 1, 2005 to the letter agreement dated February 21, 2005, between Electronic Sensor Technology, Inc. and James Frey (incorporated by reference from Exhibit 10.3 of the current report on Form 8-K filed on October 7, 2005).

10.12 International Distributorship Agreement dated August 2005, between Electronic Sensor Technology, Inc. and Beijing R&D Technology Co., Ltd.*

10.13 International Distributorship Agreement dated October 21, 2005, between Electronic Sensor Technology, Inc. and TechMondial, Ltd.*

10.14 Form of Securities Purchase Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.1 of the current report on Form 8-K filed on December 8, 2005).

10.15 Form of Registration Rights Agreement dated as of December 7, 2005, among Electronic Sensor Technology, Inc., Midsummer Investment, Ltd. and Islandia, L.P. (incorporated by reference from Exhibit 10.2 of the current report on Form 8-K filed on December 8, 2005).

10.16 Settlement Agreement, Mutual Release and Amendment of Option Agreement, effective as of January 25, 2006, between Electronic Sensor Technology, Inc. and Matthew S. Collier (incorporated by reference from
         Exhibit 10.1 of the current report on Form 8-K filed on January 31,
         2006).

16.1 Letter from Manning Elliott Chartered Accountants (incorporated by reference from Exhibit 16.1 of the current report on Form 8-K filed on April 19, 2005).

21.1     Subsidiaries of Electronic Sensor Technology.*

23.1     Consent of Sherb & Co., LLP, Certified Public Accountants.

23.3     Consent of Snell & Wilmer LLP (contained in Exhibit 5.1).*

24.1     Power of Attorney.*

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*    Previously filed.

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